Exhibit (a)(1)(i)

OFFERING CIRCULAR

LTX-CREDENCE CORPORATION

EXCHANGE OFFER FOR

ANY AND ALL OF ITS OUTSTANDING

3.5% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE MAY 15, 2010

(CUSIP Nos. 225302 AG 3 and 225302 AH 1)

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, MAY 20, 2009, UNLESS EXTENDED OR EARLIER TERMINATED BY US.

Upon the terms and subject to the conditions set forth in this offering circular and the accompanying letter of transmittal, we are offering to exchange our 3.5% Convertible Senior Subordinated Notes due May 15, 2011, which we refer to herein as “new notes”, and a cash payment for any and all of our outstanding 3.5% Convertible Senior Subordinated Notes due May 15, 2010, which we refer to herein as “old notes.” For each $1,000 principal amount of outstanding old notes, we are offering to exchange the following “exchange offer consideration”:

•	new notes in the principal amount of $750; plus

•	a cash payment equal to $199.6875, which we refer to herein as the “note exchange payment”; plus

•

a cash payment equal to the accrued and unpaid interest thereon to, but excluding, the settlement date, which we refer to herein as the “interest exchange payment” and which amount is expected to be approximately $1.0694, assuming the settlement date is May 26, 2009.

New notes will be issued only in denominations of $1,000 or an integral multiple thereof. If the exchange offer consideration that a tendering holder would otherwise be entitled to receive results in a fractional interest in new notes, meaning that the quotient that results from dividing (a) the aggregate principal amount of the new notes any holder would otherwise be entitled to receive by (b) $1,000, is not an integer, then such holder will be entitled to receive new notes in an aggregate principal amount equal only to the product of (i) the integral amount of such quotient and (ii) $1,000. In lieu of the fractional amount of such quotient, any such holder will be entitled to an additional cash payment equal to the product of (x) such fractional amount and (y) $798.75. Any cash payment will be rounded down to the nearest whole cent.

The terms of the new notes will be substantially the same as the terms of the old notes, except that the new notes will mature on May 15, 2011 and, upon maturity of the new notes, in addition to the requirement to repay the outstanding principal of the new notes, together with any accrued and unpaid interest thereon, we will also be required to pay a maturity premium equal to 7.5% of such principal.

The exchange offer will expire at 5:00 p.m., New York City time, on Wednesday, May 20, 2009, unless extended or earlier terminated by us, which time, as may be so extended or terminated, we refer to herein as the “expiration time.” You must validly tender your old notes for exchange in the exchange offer prior to the expiration time to receive the exchange offer consideration. You should carefully review the procedures for tendering old notes beginning on page 29 of this offering circular. You may withdraw old notes tendered in the exchange offer at any time prior to the expiration time.

Any old notes not validly tendered will not be accepted by us for exchange and holders of the old notes not validly tendered will not receive the exchange offer consideration.

The exchange offer is subject to the conditions discussed under “Terms of the Exchange Offer—Conditions of the Exchange Offer.” The exchange offer is not conditioned on the tender of any minimum aggregate principal amount of old notes.

As of April 21, 2009, the aggregate principal amount of old notes outstanding was $33,304,000. The old notes are not listed for trading on any national securities exchange.

Our common stock is traded on the Nasdaq Global Market under the symbol “LTXC.” The last reported sale price of our common stock on April 21, 2009, was $0.51 per share.

We urge you to carefully read the “Risk Factors” section of this offering circular beginning on page 16 before you make any decision regarding the exchange offer.

You must make your own decision whether to tender old notes in the exchange offer, and, if so, the amount of old notes to tender. Neither we, the exchange agent nor any other person is making any recommendation as to whether or not you should tender your old notes for exchange in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or these securities or determined if this offering circular is truthful or complete. Any representation to the contrary is a criminal offense.

The exchange agent for this offer is The Bank of New York Mellon Trust Company, N.A.

THE DATE OF THIS OFFERING CIRCULAR IS APRIL 22, 2009

You should rely only on the information contained or incorporated by reference in this document. We have not authorized anyone to provide you with information that is different. You should assume that the information contained or incorporated by reference in this offering circular is accurate only as of the date of this offering circular or the date of the document incorporated by reference, as applicable. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

i

We are relying on Section 3(a)(9) of the Securities Act of 1933, as amended, which we refer to herein as the “Securities Act,” to exempt the exchange offer from the registration requirements of the Securities Act. Section 3(a)(9) provides that the registration requirements of the Securities Act will not apply to “any security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.” We have no contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the exchange offer. Officers and regular employees of our company, who will not receive additional compensation therefor, may solicit tenders from holders. In addition, we have not engaged or authorized any financial advisor, broker, dealer, salesperson, agent or any other person to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the exchange offer. You must comply with all applicable laws and regulations in force in any applicable jurisdiction, and you must obtain any consent, approval or permission required for the purchase, offer or sale by you of the new notes under the laws and regulations in force in any jurisdiction to which you are subject or in which you make such purchase, offer or sale, and we will not have any responsibility therefor. We are not making any representation to any participant in this offering regarding the legality of the exchange offer under any investment or similar laws or regulations.

No dealer, salesman or other person has been authorized to give any information or to make any representations with respect to the matters described in this offering circular, other than those contained in, or incorporated by reference into, this offering circular. If given or made, such information or representations may not be relied upon as having been authorized by us.

This offering circular is submitted to holders for informational use solely in connection with their consideration of the exchange offer described in this offering circular. Its use for any other purpose is not authorized. The offering circular may not be copied or reproduced in whole or in part nor may it be distributed or any of its contents be disclosed to anyone other than the holder to whom it is submitted.

In making an investment decision, holders must rely on their own examination of us and the terms of the exchange offer, including the merits and risks involved. The information contained in this offering circular is correct as of the date hereof and neither the delivery of this offering circular nor the consummation of the exchange offer shall create the implication that the information contained herein is correct at any time after the date hereof. Our business, financial condition, results of operations and prospects may have changed since that date. No representation is made to any holder regarding the legality of an investment in the new notes under any applicable legal investment or similar laws or regulations. The contents of this offering circular are not to be construed as legal, business or tax advice. Holders should consult their own attorneys, business advisors or tax advisors as to legal, business or tax advice with respect to the exchange offer.

Questions regarding the exchange offer, requests for assistance in tendering your old notes or requests for additional copies of this offering circular or the letter of transmittal should be directed to The Bank of New York Mellon Trust Company, N.A., the exchange agent for the exchange offer, at the telephone number or the address listed on the back cover page of this offering circular. Holders of old notes may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the exchange offer.

FORWARD-LOOKING STATEMENTS

This offering circular includes or incorporates by reference statements that may constitute “forward-looking statements” within the meaning of the U.S. federal securities laws. These forward-looking statements involve substantial risks and uncertainties. You can identify these forward-looking statements by our use of the words “believes,” “anticipates,” “plans,” “expects,” “may,” “will,” “would,” “intends,” “estimates,” and similar expressions, whether in the negative or affirmative. We cannot guarantee that we actually will achieve these plans, intentions or expectations. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make due to a number of risks, uncertainties and other important factors, including, without limitation, those set forth under the heading “Business Risks” in our Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2009, incorporated herein by reference. We do not assume any obligation to update any forward-looking statement we make.

AVAILABLE INFORMATION

We file reports and other information with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such reports and other information (including the documents incorporated by reference into this offering circular) may be inspected and copied at the Public Reference Room of the SEC at 100 F Street, NE, Washington, DC 20549. Copies of such material can also be obtained at prescribed rates from the Public Reference Room of the SEC at its Washington address. The SEC also maintains a site on the World Wide Web (http://www.sec.gov) that contains reports, proxy statements and other information regarding companies like LTX-Credence that file electronically with the SEC.

Copies of the materials referred to in the preceding paragraph, as well as copies of this offering circular and any current amendment or supplement to the exchange offer, may also be obtained from us at the telephone number and address set forth in the section of this offering circular entitled “Documents Incorporated by Reference.”

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this offering circular information that we have filed with the SEC, which means important information may be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this offering circular. The following documents we filed with the SEC are incorporated herein by reference and shall be deemed to be a part hereof:

•	our Annual Report on Form 10-K for the fiscal year ended July 31, 2008;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended each of October 31, 2008 and January 31, 2009;

•

our Current Reports on Form 8-K filed on August 26, 2008, August 26, 2008, September 2, 2008 (as amended by Amendment Nos. 1 and 2 thereto, filed on September 9, 2008 and November 17, 2008, respectively), September 12, 2008, September 23, 2008, October 8, 2008, October 15, 2008, November 21, 2008, December 16, 2008, January 21, 2009, February 5, 2009, March 2, 2009, March 24, 2009 and March 27, 2009; and

•

The description of our common stock contained in our Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Exchange Act, including each amendment or report filed for the purpose of updating such description.

Any statement contained herein or contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this offering circular to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this offering circular. Statements contained in this offering circular as to the contents of any contract or other document referred to in this offering circular do not purport to be complete and, where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects to all of the provisions of such contract or other document.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this offering circular and a copy of any or all other contracts or documents which are referred to in this offering circular. Requests should be directed to:

LTX-Credence Corporation

Attention: Investor Relations

825 University Avenue

Norwood, MA 02062

Telephone number: (781) 461-1000

We make our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports available, free of charge, in the Investor Relations section of our website at www.ltx-credence.com as soon as reasonably practicable after such material is electronically filed with the SEC.

SUMMARY

The following summary is qualified in its entirety by the more detailed information included in or incorporated by reference into this offering circular. Because this is a summary, it does not contain all of the information that you should consider before making a decision as to whether or not to participate in the exchange offer. You should carefully read this entire offering circular and the documents incorporated into it by reference, including the “Risk Factors” section and the financial data and related notes, before making your decision. Except as otherwise specified, the words “LTX-Credence,” the “Company,” “we,” “our,” “ours” and “us” refer to LTX-Credence Corporation and its subsidiaries and “common stock” refers to our common stock, $0.05 par value per share.

LTX-CREDENCE CORPORATION

Formed by the August 2008 merger of LTX Corporation and Credence Systems Corporation, LTX-Credence provides focused, cost-optimized automated test equipment (ATE) solutions. We design, manufacture, market and service ATE solutions that address the broad, divergent test requirements of the wireless, computing, automotive and entertainment market segments. Semiconductor designers and manufacturers worldwide use our equipment to test their devices during the manufacturing process. After testing, these devices are then incorporated in a wide range of products, including computers, mobile internet equipment such as wireless access points and interfaces, broadband access products such as cable modems and DSL modems, personal communication products such as cell phones and personal digital assistants, consumer products such as televisions, videogame systems, digital cameras and automobile electronics, and for power management in portable and automotive electronics.

LTX-Credence focuses its marketing and sales efforts on integrated device manufacturers (IDMs), outsource assembly and test providers (OSATs), which perform manufacturing services for the semiconductor industry, and fabless companies, which design integrated circuits but have no manufacturing capability. We provide our customers with a comprehensive portfolio of test systems and a global network of strategically deployed applications and support resources.

LTX-Credence Corporation was incorporated in Massachusetts in 1976. Our executive offices are located at 1355 California Circle, Milpitas, California 95035 and our telephone number is 408-635-4300. Our website address is www.ltx-credence.com. Material contained on our website is not part of and is not incorporated by reference in this offering circular.

Background of the Exchange Offer

This exchange offer is being made pursuant to an exemption from the registration requirements of the Securities Act contained in Section 3(a)(9) of the Securities Act. We have not filed a registration statement under the Securities Act or any other federal or state securities laws with respect to the new notes that will be issued in the exchange offer.

Credence Systems Corporation issued the old notes in December 2006 in a private placement transaction exempt from the registration requirements of the Securities Act. Credence Systems Corporation became LTX-Credence’s direct wholly-owned subsidiary by virtue of the August 2008 merger that resulted in our formation. In January 2009, in connection with the merger of Credence Systems Corporation with and into LTX-Credence, with LTX-Credence surviving such merger, LTX-Credence assumed all obligations of Credence Systems Corporation under the old notes and the indenture governing the old notes.

All of the old notes are freely transferable under U.S. federal securities laws, either because they have been resold pursuant to a shelf registration statement previously filed by Credence Systems Corporation or because we are subject to the reporting requirements of Sections 13 and 15(d) of the Exchange Act and the old notes have been held by our non-affiliates for over six months and therefore are eligible for resale without restriction pursuant to Rule 144 under the Securities Act. Accordingly, all of the new notes issued in the exchange offer (and any underlying common stock issued upon conversion of the new notes in accordance with the terms of the indenture governing the new notes) will be freely transferable under U.S. federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act) of LTX-Credence. The new notes will be represented by a single unrestricted CUSIP number. See “Terms of the Exchange Offer—Background of the Exchange Offer.”

Purpose of the Exchange Offer

The purpose of this exchange offer is to reduce the current portion of our outstanding debt by deferring the maturity of the portion of our debt represented by the old notes through the exchange of our outstanding old notes for a combination of the aggregate note exchange payment and the new notes. The new notes that will be issued pursuant to the exchange offer will mature one year later than our outstanding old notes and provide for a 7.5% maturity premium. We will retire and cancel all old notes acquired by us pursuant to the exchange offer. See “Terms of the Exchange Offer—Purpose of the Exchange Offer.”

Sources of Payment of the Cash Portion of the Exchange Offer Consideration

Assuming full participation, we will need approximately $7.2 million in cash to fund the aggregate note exchange payment and the aggregate interest exchange payment. We will use cash on hand and/or cash from borrowings available under our revolving credit facility with Silicon Valley Bank to fund the aggregate note exchange payment and the aggregate interest exchange payment. There are no alternative financing arrangements for the exchange offer.

We will make any borrowings to finance the aggregate note exchange payment and the aggregate interest exchange payment pursuant to our $40.0 million revolving credit facility under our existing Loan and Security Agreement with Silicon Valley Bank. We may borrow under the revolving credit facility until February 2011, when all borrowings under the revolving credit facility become due. All amounts outstanding under the revolving credit facility accrue interest at a floating per annum rate equal to the greater of Silicon Valley Bank’s prime rate or 4.5% and are secured by substantially all of our assets, subject to certain exceptions. As of April 21, 2009, we had $4.0 million in outstanding borrowings under the revolving credit facility. There are no material conditions to any borrowings we may make to finance the exchange offer. We have not made any plans to finance or repay the borrowings, if any, we may make to finance the exchange offer.

Summary Terms of the Exchange Offer

The following summary is provided solely for the convenience of holders of old notes. This summary is not intended to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the information appearing elsewhere or incorporated by reference in this offering circular. Holders of old notes are urged to read this offering circular in its entirety, including the information set forth in the section of this offering circular entitled “Risk Factors,” and the other documents incorporated by reference in this offering circular.

Offeror	LTX-Credence Corporation, a Massachusetts corporation (“LTX-Credence”).

Securities Subject to the Exchange Offer	Any and all of our outstanding 3.5% Convertible Senior Subordinated Notes due May 15, 2010 (the “old notes”). As of April 21, 2009, $33,304,000 aggregate principal amount of old notes were outstanding.

The Exchange Offer	We are offering to exchange, upon the terms and subject to the conditions set forth in this offering circular, any and all of our outstanding old notes for a combination of cash and our 3.5% Convertible Senior Subordinated Notes due May 15, 2011 (the “new notes”). You may tender all, some or none of your old notes, except that old notes must be tendered in principal amounts that are integral multiples of $1,000.

Exchange Offer Consideration	Upon the terms and subject to the conditions set forth in this offering circular and in the related letter of transmittal, for each $1,000 principal amount of outstanding old notes, we are offering to exchange the following “exchange offer consideration”:

•	new notes in the principal amount of $750; plus

•	a cash payment equal to $199.6875, which we refer to herein as the “note exchange payment”; plus

•

a cash payment equal to the accrued and unpaid interest thereon to, but excluding, the settlement date, which we refer to herein as the “interest exchange payment” and which amount is expected to be approximately $1.0694, assuming the settlement date is May 26, 2009.

New notes will be issued only in denominations of $1,000 or an integral multiple thereof. If the exchange offer consideration that a tendering holder would otherwise be entitled to receive results in a fractional interest in new notes, meaning that the quotient that results from dividing (a) the aggregate principal amount of the new notes any holder would otherwise be entitled to receive by (b) $1,000, is not an integer, then such holder will be entitled to receive new notes in an aggregate principal amount equal only to the product of (i) the integral amount of such quotient and (ii) $1,000. In lieu of the fractional amount of such quotient, any such holder will be entitled to an additional cash payment equal to the product of (x) such fractional amount and (y) $798.75. Any cash payment will be rounded down to the nearest whole cent.

Comparison of the Terms of Old Notes and New Notes	The terms of the new notes will be substantially the same as the terms of the old notes, except that:

•	the new notes will mature on May 15, 2011, instead of May 15, 2010; and

•

upon maturity of the new notes, in addition to the requirement to repay the outstanding principal of the new notes, together with any accrued and unpaid interest thereon, we will also be required to pay a maturity premium equal to 7.5% of such principal.

Expiration; Extension	The exchange offer will expire at 5:00 p.m., New York City time, on Wednesday, May 20, 2009, unless extended or earlier terminated by us (such time, as may be so extended or terminated, the “expiration time”). We may extend the expiration time for any reason. If we decide to extend it, we will announce any extensions by press release or other permitted means no later than 9:00 a.m., New York City time, on the business day immediately following the previously scheduled expiration. If a broker, dealer, commercial bank, trust company or other nominee holds your old notes, such nominee may have an earlier deadline for accepting the offer. You should promptly contact the broker, dealer, commercial bank, trust company or other nominee that holds your old notes to determine its deadline.

Settlement Date	The settlement date in respect of any old notes that are validly tendered prior to the expiration time is expected to be promptly following the expiration time and is anticipated to be May 26, 2009. See “Terms of the Exchange Offer—Settlement Date.”

Acceptance of Tendered Old Notes and Payment	Upon the terms of the exchange offer and upon satisfaction or waiver of the conditions to the offer specified herein under “Terms of the Exchange Offer—Conditions of the Exchange Offer,” we will:

•

accept for exchange old notes in minimum denominations of $1,000 and integral multiples thereof, validly tendered (or defectively tendered, if we have waived such defect) and not validly withdrawn; and

•	promptly pay the exchange offer consideration, on the settlement date for all old notes accepted for exchange.

Payment of the exchange offer consideration with respect to old notes accepted for purchase in the exchange offer that are validly tendered and not validly withdrawn before the expiration time, will be made on the settlement date.

Waiver; Amendment	We reserve the right, subject to applicable law, to waive any and all conditions to the exchange offer, extend or terminate the exchange offer or otherwise amend, modify or interpret the terms of the exchange offer.

Conditions of the Exchange Offer	Our obligation to accept for exchange old notes validly tendered and not validly withdrawn is subject to, and conditioned upon, the satisfaction of, or where applicable, the waiver of, the conditions described in “Terms of the Exchange Offer—Conditions of the Exchange Offer.”

The exchange offer is not conditioned upon the tender of any minimum principal amount of old notes. Tradewinds Global Investors, LLC, an investment advisor to clients that, as of April 17, 2009, beneficially owned old notes representing approximately 93.7% of the aggregate principal amount of all old notes then outstanding, has agreed with us to instruct, and to use its commercially reasonable efforts to cause, all of its client accounts to irrevocably tender pursuant to the exchange offer all old notes held by its client accounts in accordance with the terms and conditions of the exchange offer as set forth in this offering circular.

How to Tender Old Notes	If your old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you desire to tender your old notes pursuant to the exchange offer, you should contact your nominee promptly and instruct it to tender your old notes on your behalf.

If you are a Depository Trust Company (“DTC”) participant, to participate in the exchange offer you must either:

•	electronically transmit your acceptance through DTC’s Automated Tender Offer Program system (“ATOP”); or

•	complete, sign and deliver a letter of transmittal to the exchange agent prior to the expiration time.

See “Terms of the Exchange Offer—Procedures for Tendering.” Also see “Risk Factors.”

To preserve the entitlement of beneficial owners of old notes to cash in lieu of fractional interests in new notes pursuant to the exchange offer, DTC participants must submit voluntary offer instructions (VOIs) at the beneficial owner level. For further information on how to tender old notes, call the exchange agent at the telephone number set forth on the back cover of this offering circular or consult your broker, dealer, commercial bank, trust company or other nominee for assistance.

Use of Proceeds	We will not receive any proceeds from the tender of old notes in the exchange offer. We will retire and cancel all old notes that are validly tendered and exchanged for the exchange offer consideration pursuant to the exchange offer.

No Appraisal Rights	No appraisal or dissenters’ rights are available to holders of the old notes under applicable law in connection with the exchange offer.

Withdrawal and Revocation Rights	You may withdraw any old notes tendered in the exchange offer at any time prior to the expiration time. If we decide for any reason not to accept any old notes tendered for exchange, the old notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. Any withdrawn or unaccepted old notes will be credited to the tendering holder’s account at DTC.

For further information regarding the withdrawal of tendered old notes, see “Terms of the Exchange Offer—Withdrawal of Tenders.”

Risk Factors	You should consider carefully in its entirety all of the information set forth in this offering circular, as well as the information incorporated by reference in this offering circular, and, in particular, you should evaluate the specific factors set forth in the section of this offering circular entitled “Risk Factors” before deciding whether to participate in the exchange offer.

Material U.S. Federal Income Tax Considerations	We anticipate that exchange of outstanding old notes for new notes and cash will be treated a taxable exchange. However, the determination of the amount of gain or loss that a participating holder will recognize, as well as certain other tax consequences of participation in the exchange offer are complex and, in certain aspects, not entirely clear. See “Material U.S. Federal Income Tax Considerations.”

Old Notes not Tendered or Accepted for Exchange	Any old notes not accepted for exchange for any reason will be credited to an account maintained at DTC promptly after the expiration or termination of the exchange offer. If you do not tender your old notes in the exchange offer, or if your old notes are not accepted for exchange, you will not receive the exchange offer consideration. You will continue to hold your old notes and will be entitled to all the rights and subject to all the limitations applicable to the old notes. However, the liquidity of any trading market for old notes not tendered for exchange, or tendered for exchange and not accepted, could be reduced to the extent that old notes are tendered and accepted for exchange in the exchange offer. Holders of old notes who do not exchange their old notes for the exchange offer consideration will continue to have the right to convert their old notes, subject to the terms and conditions governing the old notes. See “Risk Factors—Risks Related to Retention of the Old Notes.” If you do not exchange your old notes, the old notes you retain may become substantially less liquid as a result of the exchange offer.

Market; Trading	The old notes are not listed for trading on any national securities exchange or automated quotation system. We do not intend to list the new notes on any national securities exchange or automated quotation system.

Our common stock is traded on the Nasdaq Global Market under the symbol “LTXC.” The last reported sale price of our common stock on April 21, 2009 was $0.51 per share.

Fees and Expenses	We estimate that the total fees and expenses of the exchange offer will be approximately $225,000.

Brokerage Commissions	No brokerage commissions are payable by the holders of the old notes to the exchange agent or us. If your old notes are held through a broker or other nominee who tenders the old notes on your behalf, your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply. See “Terms of the Exchange Offer.”

Exchange Agent	The Bank of New York Mellon Trust Company, N.A. is the exchange agent for the exchange offer. Its address and telephone number are set forth on the back cover of this offering circular. See the section of this offering circular entitled “Exchange Agent.”

Further Information	If you have questions regarding the exchange offer, require assistance in tendering your old notes or require additional copies of the offering circular or the letter of transmittal, please contact The Bank of New York Mellon Trust Company, N.A., the exchange agent for the exchange offer, at the telephone number or the address listed on the back cover page of this offering circular. Holders of old notes may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the exchange offer.

New Notes

The following is a summary of some of the terms of the new notes. For a more complete description, see “Description of New Notes.”

Issuer	LTX-Credence Corporation

Securities Offered	3.5% Convertible Senior Subordinated Notes due May 15, 2011.

Maturity	May 15, 2011.

Maturity Premium	7.5% of outstanding principal amount.

Interest	The new notes will bear interest at an annual rate of 3.5%.

Interest Payment Dates	May 15 and November 15 of each year, beginning on November 15, 2009.

Conversion Rights	The new notes are convertible into the consideration described below opposite the caption “Payment Upon Conversion” at a conversion price of $13.46 per share, subject to adjustment, prior to the close of business on the business day immediately preceding the final maturity date only under the circumstances described in “Description of New Notes—Conversion Rights.”

If the new notes are converted in connection with certain designated events, as described below opposite the caption “Make Whole Premium Upon a Designated Event,” we will also pay a make whole premium and accrued and unpaid interest, including additional amounts, if any.

Our ability to pay the principal return in cash in the future will be subject to the limitations imposed by any limitations we may have in any credit agreements or indebtedness that we may incur in the future.

We may, at our option under certain circumstances as further described on page 41 of this offering circular, terminate the right of the holders to convert their notes into common stock if the closing price of our common stock has exceeded 150% of the conversion price for at least 20 trading days within a period of any 30 consecutive trading days.

Payment Upon Conversion	Upon conversion, we will deliver to holders in respect of each $1,000 principal amount of new notes being converted:

•	cash in an amount equal to the lesser of (1) $1,000 and (2) the conversion value of the new notes to be converted; and,

•

if the conversion value is greater than $1,000, a number of shares of our common stock equal to the sum of the daily share amounts for each of the 20 trading days during the conversion reference period.

In no event shall the aggregate number of shares per $1,000 principal amount of new notes exceed 111.59421.

We may specify a percentage of the daily share amount that will be settled in cash.

We will deliver the settlement amount to converting holders on the third business day immediately following the last day of the conversion reference period.

Make Whole Premium Upon a Designated Event	If you elect to convert your new notes upon the occurrence of a designated event or the anticipation that a designated event will occur, or the occurrence of an event or the anticipation of the occurrence of an event that would have been a change of control but is deemed not to be a change of control because at least 95% of the consideration (excluding cash payments for fractional shares) in the transaction or transactions constituting the change of control consists of shares of common stock that are, or upon issuance will be, traded on the New York Stock Exchange or listed on the Nasdaq Global Select Market, in certain circumstances, the conversion rate will be increased by an additional number of shares of common stock. The amount of such increase, otherwise referred to as the “make whole premium,” if any, will be based on the stock price and the effective date for such designated event. A description of how the make whole premium will be determined and a table showing the make whole premium that would apply at various stock prices and designated event effective dates is set forth on pages 39 to 40 of this offering circular. No make whole premium will be paid if the relevant stock price is less than $8.60 per share or greater than $32.63 per share (subject to adjustment).

Repurchase at the Option of Holders	Upon the occurrence of a designated event (a change of control or a termination of trading as defined in this offering circular), holders of the new notes will have the right, subject to certain restrictions and conditions, to require us to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of their new notes at a repurchase price equal to 100% of the principal amount of the new notes, plus a premium of 7.5% of such principal amount plus any accrued and unpaid interest up to but excluding the repurchase date. See “Description of New Notes—Repurchase at Option of Holders Upon a Designated Event” and “Risk Factors—Risks Related to the New Notes—Our ability to repurchase new notes if a designated event occurs or to pay the new notes at maturity is limited.”

Subordination	The new notes will be our general unsecured obligation and will be subordinated in right of payment to all of our existing and future senior debt, which includes any debt facilities and commercial paper facilities providing for revolving credit loans, term loans, receivables financing or letters of credit not exceeding an aggregate committed availability of $60,000,000 so long as such facility is secured by our assets.

The indenture will not limit the amount of additional indebtedness that we can create, incur, assume or guarantee, nor will the indenture limit the amount of indebtedness and other liabilities that any subsidiary can create, incur, assume or guarantee. See “Description of New Notes—Subordination” and “Risk Factors—Risks Related to the New Notes—The new notes are subordinated to certain senior debt and all the obligations of our subsidiaries.”

Form	The new notes will be issued in book-entry form only and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the new notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated new notes, except in limited circumstances. See “Description of New Notes—Book-Entry; Delivery and Form; Global Notes.”

Trading	We do not intend to list the new notes on any national securities exchange or automated quotation system. Our common stock is quoted on the Nasdaq Global Market under the symbol “LTXC.”

Governing Law	New York.

Risk Factors	In general, the risks associated with the new notes and the old notes are the same. However, we may not have the funds or the ability to raise the funds necessary to finance the maturity premium of the new notes. Also, because the new notes will be a new issue of securities, an active trading market for the new notes may not develop or be sustained and the new notes may not have sufficient liquidity to avoid price volatility and trading disadvantages. See “Risk Factors.”

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

These answers to questions that you may have as a holder of old notes are highlights of selected information included elsewhere or incorporated by reference in this offering circular. To fully understand the exchange offer and the other considerations that may be important to your decision about whether to participate in it, you should carefully read this offering circular in its entirety, including the section entitled “Risk Factors,” as well as the information incorporated by reference in this offering circular. See “Available Information” and “Documents Incorporated by Reference.”

Why is LTX-Credence making the exchange offer?

We are making the exchange offer to reduce our outstanding debt and defer the maturity of a portion of our debt that will remain outstanding following this exchange offer by exchanging our outstanding old notes for a combination of the aggregate note exchange payment and the new notes that will mature one year later than our outstanding old notes and provide for a 7.5% maturity premium. We will retire and cancel all old notes that are validly tendered and accepted pursuant to the exchange offer.

What aggregate principal amount of old notes is being sought in the exchange offer?

We are making the exchange offer for any and all of our outstanding old notes. As of April 21, 2009, the aggregate principal amount of old notes outstanding was $33,304,000.

What will I receive in the exchange offer if I tender my old notes and they are accepted?

For each $1,000 principal amount of old notes that you validly tender as part of the exchange offer and we accept for exchange, you will receive the following “exchange offer consideration”:

•	new notes in the principal amount of $750; plus

•	a cash payment equal to $199.6875, which we refer to herein as the “note exchange payment”; plus

•

a cash payment equal to the accrued and unpaid interest thereon to, but excluding, the settlement date, which we refer to herein as the “interest exchange payment” and which amount is expected to be approximately $1.0694, assuming the settlement date is May 26, 2009.

New notes will be issued only in denominations of $1,000 or an integral multiple thereof. If the exchange offer consideration that a tendering holder would otherwise be entitled to receive results in a fractional interest in new notes, meaning that the quotient that results from dividing (a) the aggregate principal amount of the new notes any holder would otherwise be entitled to receive by (b) $1,000, is not an integer, then such holder will be entitled to receive new notes in an aggregate principal amount equal only to the product of (i) the integral amount of such quotient and (ii) $1,000. In lieu of the fractional amount of such quotient, any such holder will be entitled to an additional cash payment equal to the product of (x) such fractional amount and (y) $798.75. Any cash payment will be rounded down to the nearest whole cent.

Your right to receive the exchange offer consideration in the exchange offer is subject to all of the conditions set forth in this offering circular and the related letter of transmittal.

What are the differences between the new notes and the old notes?

The terms of the new notes will be substantially the same as the terms of the old notes, except that:

•	the new notes will mature on May 15, 2011, instead of May 15, 2010; and

•

upon maturity of the new notes, in addition to the requirement to repay the outstanding principal of the new notes, together with any accrued and unpaid interest thereon, we will also be required to pay a maturity premium equal to 7.5% of such principal.

How will LTX-Credence fund the cash portion of the exchange offer consideration?

Assuming full participation, we will need approximately $7.2 million in cash to fund the aggregate note exchange payment and the aggregate interest exchange payment. We will use cash on hand and/or cash from borrowings available under our revolving credit facility with Silicon Valley Bank to fund the aggregate note exchange payment and the aggregate interest exchange payment. There are no alternative financing arrangements for the exchange offer.

We will make any borrowings to finance the aggregate note exchange payment and the aggregate interest exchange payment pursuant to our $40.0 million revolving credit facility under our existing Loan and Security Agreement with Silicon Valley Bank. We may borrow under the revolving credit facility until February 2011, when all borrowings under the revolving credit facility become due. All amounts outstanding under the revolving credit facility accrue interest at a floating per annum rate equal to the greater of Silicon Valley Bank’s prime rate or 4.5% and are secured by substantially all of our assets, subject to certain exceptions. As of April 21, 2009, we had $4.0 million in outstanding borrowings under the revolving credit facility. There are no material conditions to any borrowings we may make to finance the exchange offer. We have not made any plans to finance or repay the borrowings, if any, we may make to finance the exchange offer.

Do I have a choice in whether to tender my old notes?

Yes. Holders of old notes are not required to tender their old notes pursuant to the exchange offer. All rights and obligations under the indenture pursuant to which the old notes were issued will continue with respect to those old notes that remain outstanding after expiration of the exchange offer.

May I tender only a portion of the old notes that I hold?

Yes. You do not have to tender all of your old notes to participate in the exchange offer. You may choose to tender in the exchange offer all of the old notes that you hold or any portion of the old notes that you hold in minimum denominations of $1,000 and integral multiples thereof.

Will the new notes received by tendering holders of old notes be freely tradable?

This exchange offer is being made pursuant to an exemption from the registration requirements of the Securities Act contained in Section 3(a)(9) of the Securities Act. We have not filed a registration statement under the Securities Act or any other federal or state securities laws with respect to the new notes that will be issued in the exchange offer.

Credence Systems Corporation issued the old notes in December 2006 in a private placement transaction exempt from the registration requirements of the Securities Act. Credence Systems Corporation became LTX-Credence’s direct wholly-owned subsidiary by virtue of the August 2008 merger that resulted in our formation. In January 2009, in connection with the merger of Credence Systems Corporation with and into LTX-Credence, with LTX-Credence surviving such merger, LTX-Credence assumed all obligations of Credence Systems Corporation under the old notes and the indenture governing the old notes.

All of the old notes are freely transferable under U.S. federal securities laws, either because they have been resold pursuant to a shelf registration statement previously filed by Credence Systems Corporation or because we are subject to the reporting requirements of Sections 13 and 15(d) of the Exchange Act and the old notes have been held by our non-affiliates for over six months and therefore are eligible for resale without restriction pursuant to Rule 144 under the Securities Act. Accordingly, all of the new notes issued in the exchange offer (and any underlying common stock issued upon conversion of the new notes in accordance with the terms of the indenture governing the new notes) will be freely transferable under U.S. federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act) of LTX-Credence. The new notes will be represented by a single unrestricted CUSIP number. See “Terms of the Exchange Offer—Background of the Exchange Offer.”

Will the new notes to be issued in the exchange offer be listed for trading?

No, we do not intend to list the new notes on any national securities exchange or automated quotation system. The old notes are not listed for trading on any national securities exchange or automated quotation system. Our common stock is traded on the Nasdaq Global Market under the symbol “LTXC.” The last reported sale price of our common stock on April 21, 2009 was $0.51 per share.

If the exchange offer is consummated and I do not participate in the exchange offer or I do not exchange all of my old notes in the exchange offer, how will my rights and obligations under my remaining outstanding old notes be affected?

The terms of your old notes, if any, that remain outstanding after the consummation of the exchange offer will not change as a result of the exchange offer. However, we expect the trading market for the remaining outstanding principal amount of old notes to be less liquid following the consummation of the exchange offer. See “Risk Factors—Risks Related to Retention of the Old Notes.”

When does the exchange offer expire?

Unless extended or earlier terminated by us, the exchange offer will expire at 5:00 p.m., New York City time, on Wednesday, May 20, 2009 (such time, as may be so extended or terminated, the “expiration time”). Old notes tendered may be validly withdrawn at any time before the expiration time, but not thereafter. If a broker, dealer, commercial bank, trust company or other nominee holds your old notes, such nominee may have an earlier deadline for accepting the exchange offer. You should promptly contact the broker, dealer, commercial bank, trust company or other nominee that holds your old notes to determine its deadline.

What are the conditions to the exchange offer?

The exchange offer is conditioned upon the closing conditions described in “Terms of the Exchange Offer—Conditions of the Exchange Offer.” The exchange offer is not conditioned upon the tender of any minimum principal amount of old notes. We may waive certain conditions of the exchange offer. If any of the conditions are not satisfied or waived, we will not complete the exchange offer.

What if not enough old notes are tendered?

The exchange offer is not conditioned upon the tender of any minimum principal amount of old notes. If less than all of the old notes are validly tendered, all old notes tendered will be accepted and the exchange offer consideration per $1,000 principal amount of old notes will be paid to all tendering holders, unless we terminate the offer. See “Terms of the Exchange Offer.”

Is LTX-Credence making a recommendation regarding whether I should participate in the exchange offer?

We are not making any recommendation regarding whether you should tender or refrain from tendering your old notes for exchange in the exchange offer. Accordingly, you must make your own determination as to whether to tender your old notes for exchange in the exchange offer and, if so, the amount of old notes to tender. Before making your decision, we urge you to read this offering circular carefully in its entirety, including the information set forth in the section of this offering circular entitled “Risk Factors,” and the other documents incorporated by reference in this offering circular. We also urge you to consult your financial and tax advisors in making your own decisions on what action, if any, to take in light of your own particular circumstances.

Have any holders agreed to tender their old notes?

We have entered into an agreement with Tradewinds Global Investors, LLC, an investment advisor (“Tradewinds”), which provides, among other things, that Tradewinds will instruct, and use its commercially reasonable efforts to cause, all of its client accounts to irrevocably tender pursuant to the exchange offer all old notes beneficially owned by such client accounts in accordance with the terms and conditions of the exchange offer as set forth in this offering circular. The agreement, and the obligations of the parties thereunder, terminates on the first to occur of:

•	our revocation of the exchange offer; and

•	the first time at which we accept for exchange and payment any outstanding old notes pursuant to the exchange offer.

Tradewinds has informed us that it advises client accounts that, as of April 17, 2009, beneficially owned $31,203,000 in aggregate principal amount of outstanding old notes. Such amount represents approximately 93.7% of the aggregate principal amount of all old notes then outstanding.

Under what circumstances can the exchange offer be extended, amended or terminated?

We reserve the right to extend the exchange offer for any reason or no reason at all. We also expressly reserve the right, at any time or from time to time, to amend the terms of the exchange offer in any respect prior to the expiration time. Further, we may be required by law to extend the exchange offer if we make a material change in the terms of the exchange offer or in the information contained in this offering circular or waive a material condition to the exchange offer. During any extension of the exchange offer, old notes that were previously tendered and not validly withdrawn will remain subject to the exchange offer. We reserve the right, in our sole and absolute discretion, but subject to applicable law, to terminate the exchange offer at any time prior to the expiration time if any condition to the exchange offer is not met. If the exchange offer is terminated, no old notes will be accepted for purchase, and any old notes that have been tendered will be returned to their holders. For more information regarding our right to extend, amend or terminate the exchange offer, see “Terms of the Exchange Offer—Expiration; Extensions, Termination; Amendments.”

How will I be notified if the exchange offer is extended, amended or terminated?

If the exchange offer is extended, amended or terminated, we will promptly make a public announcement thereof. For more information regarding notification of extensions, amendments or the termination of the exchange offer, see “Terms of the Exchange Offer—Expiration; Extensions; Termination; Amendments.”

How do I tender old notes in the exchange offer?

The outstanding old notes are represented by global certificates issued to Cede & Co., as nominee of DTC (which we refer to in this offering circular as the “depository,” or DTC). Cede & Co., as nominee of DTC, is the only registered holder of the old notes. DTC facilitates the clearance and settlement of transactions in the old notes through electronic book-entry changes in accounts of DTC participants. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

A beneficial owner whose old notes are held by a broker, dealer, commercial bank, trust company or other nominee and who desires to tender such old notes in this exchange must contact its nominee and instruct the nominee to tender its old notes on its behalf.

To participate in the exchange offer, a DTC participant must electronically submit its acceptance through DTC’s ATOP system or complete, sign and mail or transmit the letter of transmittal to the exchange agent prior to the expiration time.

To properly tender old notes, the exchange agent must receive, prior to the expiration time, either:

•	a timely confirmation of book-entry transfer of such old notes and a properly completed letter of transmittal according to the procedure for book-entry transfer described in this offering circular; or

•	an agent’s message through DTC’s ATOP.

To preserve the entitlement of beneficial owners of old notes to cash in lieu of fractional interests in new notes pursuant to the exchange offer, DTC participants must submit voluntary offer instructions (VOIs) at the beneficial owner level. For more information regarding the procedures for tendering your old notes, see “Terms of the Exchange Offer—Procedures for Tendering.”

If I change my mind, can I withdraw my tender of old notes?

You may withdraw previously tendered old notes at any time prior to the expiration time. See “Terms of the Exchange Offer—Withdrawal of Tenders.”

Will I have to pay any fees or commissions if I tender my old notes?

Tendering holders are not obligated to pay brokerage fees or commissions to us or to the exchange agent. If your old notes are held through a broker or other nominee who tenders the old notes on your behalf, your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply. See “Terms of the Exchange Offer.”

What risks should I consider in deciding whether or not to tender any or all of my old notes?

In deciding whether to participate in the exchange offer, you should carefully consider the discussion of risks and uncertainties pertaining to the exchange offer, and those affecting our businesses, described in this section “Questions and Answers About the Exchange Offer,” in the section entitled “Risk Factors” and in the documents incorporated by reference in this offering circular.

What are the material U.S. federal income tax considerations of participating in the exchange offer?

The tax consequences of participation in the exchange offer are complex and, in certain aspects, not entirely clear. We anticipate that participating holders will be treated for U.S. federal income tax purposes as though they exchanged outstanding old notes for new notes and cash in a taxable transaction. For a more detailed discussion, please see the section of this offering circular entitled “Material U.S. Federal Income Tax Considerations.” You should consult your own tax advisor for a full understanding of the tax consequences of your participation in the exchange offer.

What does LTX-Credence intend to do with the old notes that it acquires in the exchange offer?

We will retire and cancel all old notes that are validly tendered and accepted for exchange pursuant to the exchange offer. See “Terms of the Exchange Offer—Purpose of the Exchange Offer.”

Are any old notes held by LTX-Credence directors or officers?

No. To our knowledge, none of our directors or officers beneficially holds any old notes.

Will LTX-Credence receive any cash proceeds from the exchange offer?

No. We will not receive any cash proceeds from the exchange offer.

With whom may I talk if I have questions about the exchange offer?

If you have questions regarding the exchange offer, require assistance in tendering your old notes or require additional copies of the offering circular or the letter of transmittal, please contact The Bank of New York Mellon Trust Company, N.A., the exchange agent for the exchange offer, at the telephone number or the address listed on the back cover page of this offering circular. Holders of old notes may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the exchange offer.

RISK FACTORS

Participation in the exchange offer and ownership of the new notes involve risks. You should carefully consider the risks described below and the other information in this offering circular, including the information incorporated by reference in this offering circular, before deciding whether to participate in the exchange offer. The risks and uncertainties described below are not the only ones involved in participating in the exchange offer and owning new notes. Additional risks and uncertainties not presently known to us or that we presently deem insignificant may also affect the value of our common stock and/or the new notes. Should one or more of any of these risks come to fruition, our business, financial condition or results of operations could be materially adversely affected. This could cause a decline in the trading price of our common stock and/or the new notes, and you may lose all or part of your investment.

Risks Related to Our Business

The following risks relate to our business. For more information concerning these risks, see the discussion set forth under the heading “Business Risks” in our Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2009, incorporated herein by reference.

•	Our sole market is the highly cyclical semiconductor industry, which causes a cyclical impact on our financial results.

•	We have substantial indebtedness.

•	We may not be able to pay our debt and other obligations.

•	We may need additional financing, which could be difficult to obtain.

•

We may be unable to integrate successfully the businesses of LTX and Credence Systems Corporation and realize the anticipated benefits of the August 2008 merger of the companies that resulted in our formation.

•	The market for semiconductor test equipment is highly concentrated, and we have limited opportunities to sell our products.

•	Our sales and operating results have fluctuated significantly from period to period, including from one quarter to another, and they may continue to do so.

•	Our dependence on subcontractors and sole source suppliers may prevent us from delivering an acceptable product on a timely basis.

•	Future acquisitions may be difficult to integrate, disrupt our business, dilute stockholder value or divert management attention.

•	We may not be able to deliver custom hardware options and software applications to satisfy specific customer needs in a timely manner.

•	Our dependence on international sales and non-U.S. suppliers involves significant risk.

•	Our market is highly competitive, and we have limited resources to compete.

•	Development of our products requires significant lead-time, and we may fail to correctly anticipate the technical needs of our customers.

•	Our success depends on attracting and retaining key personnel.

•	We may not be able to protect our intellectual property rights.

•	Third parties may claim we are infringing their intellectual property, and we could suffer significant litigation costs, licensing expenses or be prevented from selling our products.

•	Our stock price is volatile.

•	Our business and results of operations may be negatively impacted by general economic and financial market conditions and such conditions may increase the other risks that affect our business.

•	We may record impairment charges which would adversely impact our results of operations.

•	If we do not meet the NASDAQ Global Market continued listing requirements, our common stock may be delisted.

•	Continuing uncertainty about our merger with Credence Systems Corporation may adversely affect our relationships with customers, suppliers and employees.

•	We have incurred significant costs in connection with the recently completed merger of LTX and Credence Systems Corporation.

•	The combined LTX-Credence company will face continued uncertainties related to the effectiveness of internal controls.

•	Internal control deficiencies or weaknesses that are not yet identified could emerge.

•

Charges to earnings resulting from the application of the purchase method of accounting may adversely affect the market value of our common stock following the recently completed merger of LTX and Credence Systems Corporation.

•	Compliance with current and future environmental regulations may be costly and disruptive to our operations.

Risks Related to the New Notes

The new notes are subordinated to certain senior debt and all the obligations of our subsidiaries.

The new notes are unsecured and subordinated in right of payment to our senior debt, which includes any debt facilities providing for revolving credit loans, term loans, receivables financing or letters of credit not exceeding an aggregate committed availability of $60,000,000 so long as such facility is secured by our assets. In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the new notes due to an event of default under the indenture and in certain other events, our assets will be available to pay obligations on the new notes only after our senior debt has been paid in full in cash or other payment satisfactory to the holders of the senior debt. As a result, there may not be sufficient assets remaining to pay amounts due on the new notes then outstanding. Holders of the new notes will be our creditors and not creditors of our subsidiaries. The ability of the holders of new notes to participate in any distribution of assets of any of our subsidiaries upon liquidation or bankruptcy will be subject to the prior claims of that subsidiary’s creditors, including trade creditors.

The indenture does not prohibit or limit the incurrence of other indebtedness and other liabilities by us or any of our subsidiaries. The incurrence of additional indebtedness and other liabilities by us or our subsidiaries could adversely affect our ability to pay our obligations on the new notes. See “Description of New Notes—Subordination.”

We are not required by the indenture to comply with financial covenants.

The indenture does not contain any financial covenants. Consequently, we are not required under the indenture to meet any financial tests, such as those that measure our working capital, interest coverage, fixed charge coverage or net worth, in order to maintain compliance with the terms of the indenture.

Our ability to repurchase new notes if a designated event occurs or to pay the new notes at maturity is limited.

Upon the occurrence of a change of control or a termination of trading of our common stock, each holder of new notes will have the right, at the holder’s option, to require us to repurchase such holder’s new notes (including the outstanding principal, any accrued but unpaid interest thereon, and a premium equal to 7.5% of the outstanding principal). If any such event were to occur, there can be no assurance that we would have sufficient funds to pay the repurchase price for all new notes tendered by the holders of the new notes. In addition, there can be no assurance that we will have sufficient funds to pay the new notes at maturity (including the outstanding principal, any accrued but unpaid interest thereon, and a premium equal to 7.5% of the outstanding principal). Further, the terms of existing and future financing or other agreements relating to indebtedness, including our senior debt, may prohibit us from purchasing any new notes and paying the new notes at maturity. Also the terms of such agreements may provide that a designated event, as well as certain other change of control events related to us, would constitute an event of default under such agreements. Moreover, the exercise by holders of the new notes of their right to require us to repurchase the new notes could cause a default under such agreements, even if the change of control itself does not result in a default under such agreements, due to the financial effect of such repurchase on us. If a designated event occurs at a time when we are prohibited from purchasing new notes, we could seek the consent of our then existing lenders to the purchase of new notes or we could attempt to refinance the borrowings that contain such prohibition. If we do not obtain such consents or repay such borrowings, we would remain prohibited from purchasing new notes. In such case, our failure to purchase tendered new notes could constitute a default under the terms of other indebtedness that we have entered into or may enter into from time to time. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of new notes.

There can been no assurance that any trading market for the new notes will develop or be maintained.

Any market making activity for the new notes will be subject to the limits imposed by the Securities Act and the Exchange Act. Accordingly, there can be no assurance that any market for the new notes will develop or, if one does develop, that it will be maintained. If an active market for the new notes fails to develop or be sustained, the trading price of the new notes could be materially adversely affected. We do not intend to apply for listing of the new notes on any securities exchange or automated quotation system.

The liquidity of the trading market in these new notes, and the market price quoted for these new notes, may be materially adversely affected by:

•	changes in the overall market for convertible subordinated securities;

•	changes in our financial performance or prospects;

•	the prospects for companies in our industry generally;

•	the number of holders of the new notes;

•	the interest of securities dealers in making a market for the new notes; and

•	prevailing interest rates.

Our stock price is volatile, and this may adversely affect the liquidity and market price of the new notes.

In the twelve-month period ending on January 31, 2009, our closing stock price ranged from a low of $0.09 to a high of $3.71. The price of our common stock has been and likely will continue to be subject to wide fluctuations in response to a number of events and factors, such as

•	quarterly variations in operating results;

•	variances of our quarterly results of operations from securities analyst estimates;

•	changes in financial estimates and recommendations by securities analysts;

•	announcements of technological innovations, new products, or strategic alliances; and

•	news reports relating to trends in our markets.

In addition, the stock market in general, and the market prices for semiconductor-related companies in particular, have experienced significant price and volume fluctuations that often have been unrelated to the operating performance of the companies affected by these fluctuations. These broad market fluctuations may adversely affect the market price of our common stock, regardless of our operating performance, which could affect the liquidity and price of our new notes and could limit our ability to raise capital or make acquisitions.

The conditional conversion feature of the new notes could result in your receiving less than the value of the common stock into which a note is convertible.

The new notes are convertible only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your new notes, and you may not be able to receive the value of the consideration into which the new notes would otherwise be convertible. The contingent conversion features could also adversely affect the value and the trading prices of the new notes.

Upon conversion of the new notes, we will pay a settlement amount consisting of cash and, at our option, cash or shares of our common stock or a combination of cash and shares of our common stock, if any, based upon a specified conversion reference period and you may receive less proceeds than expected.

Generally, we will satisfy our conversion obligation to holders by paying cash equal to the principal amount of a note and by delivering, at our option, cash or shares of our common stock or a combination of cash and shares of our common stock based on a daily conversion value calculated on a proportionate basis for each day of the 20 trading-day conversion reference period. Accordingly, upon conversion of a note, holders might not receive any shares of our common stock, or they might receive fewer shares of common stock relative to the conversion value of the note as of the conversion date. In addition, because of the 20 trading-day conversion reference period, settlement will be delayed until at least the 23rd trading day following the related conversion date. See “Description of New Notes—Payment Upon Conversion.” Upon conversion of the new notes, you may receive less proceeds than expected because the value of our common stock may decline (or not appreciate as much as you may expect) between the conversion date and the day the settlement amount of your new notes is determined.

There can be no assurance that we will have sufficient funds to satisfy our conversion obligation. Further, the terms of existing and future financing or other agreements relating to indebtedness, including senior debt may prohibit us from satisfying our conversion obligation. Our failure to convert the new notes into cash or a combination of cash and shares of our common stock upon exercise of a holder’s conversion right in accordance with the provisions of the indenture would constitute a default under the indenture. In addition, a default under the indenture could lead to a default under existing and future agreements governing our indebtedness. If, due to a default, the repayment of related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness and the new notes.

The adjustment to the conversion rate for new notes converted in connection with a specified corporate transaction may not adequately compensate you for any lost value of your new notes as a result of such transaction.

In the event that a specified corporate transaction that constitutes a designated event occurs or is anticipated to occur or an event occurs or is anticipated to occur that would have been a change of control but is deemed not to be a change of control because at least 95% of the consideration (excluding cash payments for fractional shares) in the transaction or transactions constituting the change of control consists of shares of common stock that are, or upon issuance will be, traded on the New York Stock Exchange or listed on the Nasdaq Global Select Market, under certain circumstances, we will increase the conversion rate by a number of additional shares of our common stock for new notes converted in connection with such specified corporate transaction. The increase in the conversion rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid per share of our common stock in such transaction, as described below under “Description of New Notes—Make Whole Premium.” The adjustment to the conversion rate for new notes converted in connection with a specified corporate transaction may not adequately compensate you for any lost value of your new notes as a result of such transaction. In addition, in no event will the total number of shares of common stock issuable upon conversion as a result of this adjustment exceed 111.59421 per $1,000 principal amount of new notes, subject to proportional adjustments upon the occurrence of certain events.

Our obligation to increase the conversion rate in connection with any such specified corporate transaction could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

If you hold new notes, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock.

If you hold new notes, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you are subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you in exchange for your new notes and in limited cases under the anti-dilution adjustments of the new notes. For example, in the event that an amendment is proposed to our certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock issued upon conversion of the new notes, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

Risks Related to Retention of the Old Notes

The market for old notes that remain outstanding after the exchange offer may become less liquid following the exchange offer.

If a sufficiently large number of old notes do not remain outstanding after the exchange offer, the trading market for the remaining outstanding old notes may be less liquid and market prices may fluctuate significantly depending on the volume of trading in old notes. Furthermore, a security with a smaller float may command a lower price and trade with greater volatility or much less volume than would a comparable security with a greater float. This decreased liquidity may also make it more difficult for holders of old notes that are not tendered in the exchange offer to sell their old notes.

We have entered into an agreement with Tradewinds Global Investors, LLC, an investment advisor (“Tradewinds”), which provides, among other things, that Tradewinds will instruct, and use its commercially reasonable efforts to cause, all of its client accounts to irrevocably tender pursuant to the exchange offer all old notes beneficially owned by such client accounts in accordance with the terms and conditions of the exchange offer as set forth in this offering circular. The agreement, and the obligations of the parties thereunder, terminates on the first to occur of:

•	our revocation of the exchange offer; and

•	the first time at which we accept for exchange and payment any outstanding old notes pursuant to the exchange offer.

Tradewinds has informed us that it advises client accounts that, as of April 17, 2009, beneficially owned $31,203,000 in aggregate principal amount of outstanding old notes. Such amount represents approximately 93.7% of the aggregate principal amount of all old notes then outstanding.

Subject to certain exceptions, the terms of the new notes are substantially similar to the terms of the old notes.

With the exception of the one year deferral of the maturity date from May 15, 2010 to May 15, 2011 and the addition of the 7.5% maturity premium, the terms of the new notes are substantially similar to the terms of the old notes. Accordingly, following the consummation of the exchange offer, the old notes will remain subject to risks substantially similar to those described above with respect to the new notes under the heading “Risks Related to New Notes.”

Risks Related to the Exchange Offer

Our board of directors has not made a recommendation with regard to whether you should tender your old notes in the exchange offer nor have we obtained a third-party determination that the exchange offer is fair to holders of the old notes.

The exchange offer has been approved by our board of directors. We are not, however, making a recommendation as to whether holders of the old notes should exchange them. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of the old notes for purposes of negotiating the terms of the exchange offer or preparing a report concerning the fairness of the exchange offer. The value of the cash consideration together with the future value of the new notes received by an exchanging holder may not equal or exceed the value of the old notes tendered and we do not take a position as to whether you ought to participate in the exchange offer.

The U.S. federal income tax consequences of the exchange offer are unclear.

The U.S. federal income tax consequences of participation in the exchange offer are complex and, in certain aspects, not entirely clear. We believe that the exchange of outstanding old notes for new notes and cash will be treated as a significant modification of the outstanding old notes for U.S. federal income tax purposes and that accordingly, participating holders will be treated for U.S. federal income tax purposes as though they exchanged outstanding old notes for new notes and cash in a fully taxable transaction. For a discussion of potential U.S. federal income tax consequences associated with participation in the exchange offer, see “Material U.S. Federal Income Tax Considerations.”

Holders may recognize capital gain or loss as a result of participating in the exchange offer, and the use of such losses is subject to limitations.

We anticipate that participating holders will be treated for U.S. federal income tax purposes as though they exchanged outstanding old notes for new notes and cash in a taxable transaction. Accordingly, a holder that exchanges its outstanding old notes for new notes will recognize and be taxed on the full amount of any gain associated with its outstanding old notes if the amount realized in the exchange is greater than the holder’s adjusted tax basis in the outstanding old notes. Subject to possible application of the “wash sale” rule to the exchange (discussed below), a holder will recognize capital loss in connection with its participation in the exchange offer if the amount realized in the exchange is less than the holder’s adjusted tax basis in its outstanding old notes. Under U.S. federal income tax law, the use of capital losses is subject to limitations, including that they may only be used to offset capital gain except to a limited extent. For purposes of computing the amount of gain or loss realized by a holder as a result of the exchange, the “amount realized” will be the “issue price” of the new notes plus the amount of cash received by the holder. As discussed below, the “issue price” of the new notes will equal their fair market value on the settlement date of the exchange offer and is currently not known and is likely to be uncertain in its determination.

U.S. holders may not be able to recognize a loss if the exchange is classified as a “wash sale”

Under U.S. federal income tax laws a taxpayer cannot deduct losses from sales or trades of securities in a “wash sale.” A wash sale occurs when a taxpayer sells or trades securities at a loss and within 30 days before or after the sale acquires “substantially identical” securities in a fully taxable trade. There is little guidance regarding what constitutes “substantially identical securities” for purposes of the wash sale rules. If the new notes were considered “substantially identical” to the outstanding old notes, then the taxpayer could be denied a deduction with respect to any loss realized in the exchange. Although we do not believe that the new notes should be considered to be “substantially identical” to the outstanding old notes, given the lack of express authority, participating holders that recognize losses on the exchange are urged to consult their own tax advisors regarding the potential application of the wash sale rule.

U.S. holders will be required to pay United States federal income tax on the accrual of “original issue discount” on the new notes.

We expect that the “stated redemption price at maturity” of the new notes will significantly exceed their “issue price” and, as a result, the new notes will be treated as being issued with significant original issue discount for U.S. federal income tax purposes. A U.S. holder (as defined in the section of this offering circular entitled “Material U.S. Federal Income Tax Considerations”) of a new note issued with original issue discount will be required to include such original issue discount in gross income for U.S. federal income tax purposes on a constant yield-to-maturity basis in advance of the receipt of cash attributable to that income regardless of the U.S. holder’s regular method of accounting for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations” for more detail.

The “issue price” and resulting “original issue discount” on the new notes is not currently determinable and will depend on the fair market value of the new notes on the settlement date of the exchange offer.

The “issue price” of the new notes and, therefore, the amount of “original issue discount” on those notes is not currently determinable and will depend on the fair market value of the new notes on the settlement date of the exchange offer. We will determine the fair market value of the new notes based upon all available information, and our determination may differ from the market price of the new notes (or the outstanding old notes) because the notes are expected to be thinly traded and the market for debt instruments has been disrupted as a result of existing economic conditions. The Internal Revenue Service may challenge our determination of fair market value. If such a challenge were successful, the issue price of the new notes would need to be recomputed resulting in greater or lesser amounts of gain or loss being recognized by holders who participate in the exchange and greater or lesser amounts of “original issue discount” being includable in the income of such holders during the period that they hold the new notes.

A U.S. holder that has market discount on the outstanding old notes should consult its own tax advisor regarding the consequences of participating in the exchange offer.

If the issue price of the new notes as determined under applicable U.S. federal income tax principles is less than the issue price of the outstanding old notes (which is expected to be the case), market discount on the outstanding old notes effectively may be converted to original issue discount to the extent of such differential. Market discount is not required to be taken into income until the sale or other disposition of the notes (unless certain elections have been made). In contrast, original issue discount is required to be included in income on a constant yield basis over the life of the associate debt instrument and in advance of cash payments attributable to such income.

USE OF PROCEEDS

We will not receive any proceeds from the tender of old notes in the exchange offer. We will retire and cancel all old notes that are validly tendered and exchanged for the exchange offer consideration pursuant to the exchange offer.

CAPITALIZATION

The following table sets forth our capitalization as of January 31, 2009 on an actual basis and on an as adjusted basis to give effect to this exchange offer and other transactions involving old notes consummated by us since January 31, 2009 (including those transactions described in the section of this offering circular entitled “Transactions in Old Notes” on page 68 of this offering circular), excluding any expenses related thereto and assuming all old notes outstanding as of the date of this offering circular are exchanged for new notes in the exchange offer. You should read the information set forth in the table below in conjunction with “Selected Financial Data” on page 24 of this offering circular and with our audited and unaudited financial statements and the accompanying notes incorporated by reference in this offering circular.

	As of January 31, 2009
	Actual	As Adjusted (Unaudited) (1)
	(Dollars in thousands)
Bank term loan	$15,800	$15,800
Old notes	49,368	0
New notes	0	35,311	(2)
Total debt	65,168	51,111

Total stockholders’ equity	139,632	141,181

Total capitalization	$204,800	$192,292

(1)	Assumes that all of the outstanding old notes are tendered for conversion pursuant to the exchange offer. As of April 21, 2009, there were $33,304,000 aggregate principal amount of old notes outstanding.

(2)	Includes new notes in an aggregate principal amount of $24,978,000 to be issued in the exchange offer assuming full participation in the exchange offer by holders of old notes. Also includes new notes in an aggregate principal amount of $10,333,000 issued on March 27, 2009 in a privately negotiated transaction. See “Transactions in Old Notes.”

SELECTED FINANCIAL DATA

The following table contains our selected consolidated financial data for the dates and periods indicated and is qualified by the more detailed consolidated financial statements and notes thereto incorporated by reference elsewhere in this offering circular. This financial data is derived from and should be read in conjunction with our audited consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the dates and periods incorporated by reference in this offering circular. Our results for any of these periods are not necessarily indicative of the results to be expected for the fiscal year ended July 31, 2009 or for any other future period. Dollar amounts are in thousands, except per share amounts.

	Six Months Ended January 31,		Fiscal Years ended July 31,
	2009	2008	2008	2007	2006	2005	2004
	(In thousands)
Consolidated Statements of Operations Data:
Net sales	$77,534	$31,022	$135,825	$147,639	$216,503	$134,531	$255,801
Cost of sales	50,080	16,194	67,981	77,441	109,975	90,806	154,672
Inventory-related provision	19,311	11,347	—	4,175	221	47,457	—
Engineering and product development expenses	42,173	—	46,020	50,044	53,807	66,302	67,655
Selling, general and administrative expenses	29,382	6,921	26,563	26,770	31,135	29,366	28,037
Impairment charges	5,799	—	—	—	—	—	—
Amortization of purchased intangible assets	7,410	—	—	—	—	—	—
Acquired in-process research and development	6,200	—	—	—	—	—	—
Restructuring	18,530	—	—	(377)	6,282	31,726	—

Income (loss) from operations	(101,351)	(3,440)	(4,739)	(10,414)	15,083	(131,126)	5,437
Other income (expense)	2,093	334	1,048	(252)	(2,842)	(1,600)	(3,476)

Income (loss) before income taxes	$(99,258)	(3,106)	$(3,691)	$(10,666)	$12,241	$(132,726)	$1,961
Provision (benefit) for income taxes	638	72	(3,091)	—	—	—	—

Net income (loss)	$(99,896)	$(3,178)	$(600)	$(10,666)	$12,241	$(132,726)	$1,961

Net income (loss) per share:
Basic	$(0.85)	$(0.05)	$(0.01)	$(0.17)	$0.20	$(2.17)	$0.04
Diluted	$(0.85)	$(0.05)	$(0.01)	$(0.17)	$0.20	$(2.17)	$0.03
Weighted average common shares used in computing net income (loss) per share:
Basic	116,981	62,510	62,611	62,130	61,684	61,144	55,927
Diluted	116,981	62,510	62,611	62,130	62,207	61,144	58,057
Consolidated Balance Sheet Data:
Working capital	$98,479	$87,197	$86,506	$87,279	$143,287	$182,957	$292,906
Property and equipment, net	46,545	30,645	27,213	32,483	37,633	47,135	71,329
Total assets	328,873	163,863	169,727	201,122	327,690	316,392	459,564
Total debt	65,168	19,700	17,900	47,222	147,691	148,293	150,321
Stockholders’ equity	139,632	113,135	117,280	113,108	117,639	99,900	234,254
Other Information (unaudited):
Current ratio	1.97	3.84	3.43	2.32	2.13	3.78	4.89
Asset turnover	0.47	0.38	0.80	0.73	0.66	0.43	0.56
Debt as a percentage of total capitalization	31.8%	14.8%	13.2%	29.3%	56.0%	60.0%	39.1%
Additions to property and equipment (net)	$5,165	$4,510	$7,527	$8,399	$6,743	$11,616	$17,496
Depreciation and amortization	19,279	6,193	11,933	13,867	14,403	18,494	18,699

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges for LTX-Credence and its subsidiaries on a consolidated basis for each of the periods indicated. We calculated the ratio of earnings to fixed charges by dividing earnings by total fixed charges. Earnings consist of loss from continuing operations before income taxes and fixed charges. Fixed charges include (i) interest expense, whether expensed or capitalized, (ii) amortization of debt issuance cost and (iii) the portion of rental expense representative of the interest factor.

Three Months Ended January 31, 2009	Six Months Ended January 31, 2009	Fiscal Year Ended
		July 31, 2008	July 31, 2007
(52.58)	(48.35)	(4.17)	(2.12)

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is listed on the NASDAQ Global Market under the symbol “LTXC.” The following table sets forth, for the periods indicated, the range of high and low closing sales prices per share of our common stock as reported on the NASDAQ Global Market. No cash dividends were declared on our common stock for the periods indicated.

	High	Low
Fiscal Year Ended July 31, 2009:
First Quarter	$2.20	$0.48
Second Quarter	0.73	0.09
Third Quarter (through April 21, 2009)	0.54	0.18

Fiscal Year Ended July 31, 2008:
First Quarter	$4.29	$3.26
Second Quarter	3.33	2.28
Third Quarter	3.71	2.55
Fourth Quarter	3.30	2.04

Fiscal Year Ended July 31, 2007:
First Quarter	$5.65	$4.45
Second Quarter	5.81	4.52
Third Quarter	6.72	5.29
Fourth Quarter	6.29	4.59

On April 21, 2009 the last sale price for our common stock as reported on the Nasdaq Global Market was $0.51 per share. On April 21, 2009, there were approximately 1,014 holders of record of our common stock.

We have never declared or paid any dividends on our common stock. We currently intend to retain future earnings to fund the development and growth of our business and, therefore, we do not anticipate paying any cash dividends in the foreseeable future. In addition, our credit agreement with a bank contains certain covenants that prohibit us from paying cash dividends.

TERMS OF THE EXCHANGE OFFER

No Recommendation

NEITHER LTX-CREDENCE NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER ANY OLD NOTES OR REFRAIN FROM TENDERING OLD NOTES IN THE EXCHANGE OFFER. ACCORDINGLY, YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER OLD NOTES IN THE EXCHANGE OFFER AND, IF SO, THE AMOUNT OF OLD NOTES TO TENDER. PARTICIPATION IN THE EXCHANGE OFFER IS VOLUNTARY, AND YOU SHOULD CAREFULLY CONSIDER WHETHER TO PARTICIPATE. BEFORE YOU MAKE YOUR DECISION, WE URGE YOU TO CAREFULLY READ THIS OFFERING CIRCULAR IN ITS ENTIRETY, INCLUDING THE INFORMATION SET FORTH IN THE SECTION OF THIS OFFERING CIRCULAR ENTITLED “RISK FACTORS” AND THE INFORMATION INCORPORATED BY REFERENCE HEREIN. WE ALSO URGE YOU TO CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS IN MAKING YOUR OWN DECISIONS ON WHAT ACTION, IF ANY, TO TAKE IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES.

General

We are making the exchange offer for any and all outstanding old notes. Upon the terms and subject to the conditions set forth in this offering circular and in the letter of transmittal, we will accept for exchange any old notes that are properly tendered and are not withdrawn prior to the expiration of the exchange offer. The exchange offer will expire at 5:00 p.m., New York city time, on Wednesday, May 20, 2009, unless extended or earlier terminated by us.

We will issue new notes and make the aggregate note exchange payment and the aggregate interest exchange payment in exchange for tendered old notes promptly after the expiration time. The settlement date in respect of any old notes that are validly tendered prior to the expiration time and accepted by us is expected to occur promptly following the expiration time and is anticipated to be May 26, 2009.

This offering circular and the letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange. Old notes may be tendered only in integral multiples of $1,000.

We will retire and cancel all old notes that are accepted for exchange in the exchange offer. Old notes tendered but not accepted because they were not validly tendered will remain outstanding upon completion of the exchange offer. Any tendered old notes not accepted for exchange and payment because of an invalid tender, the occurrence of other events set forth in this offering circular or otherwise, will be returned, without expense, to the tendering holder as promptly as practicable after the expiration time.

Our obligation to accept old notes tendered pursuant to the exchange offer is limited by the conditions listed below under “—Conditions of the Exchange Offer.”

Old notes that are not exchanged in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the indenture pursuant to which the old notes were issued. Holders of old notes do not have any appraisal or dissenters’ rights under the indenture or otherwise in connection with the exchange offer.

We shall be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the holders of old notes who tender their old notes in the exchange offer for the purposes of receiving the exchange offer consideration from us and delivering the exchange offer consideration to the exchanging holders. We expressly reserve the right, subject to applicable law, to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under “—Conditions of the Exchange Offer.”

Exchange Offer Consideration

We are offering to exchange for each $1,000 principal amount of the old notes, the following “exchange offer consideration”:

•	new notes in the principal amount of $750; plus

•	a cash payment equal to $199.6875, which we refer to herein as the “note exchange payment”; plus

•

a cash payment equal to the accrued and unpaid interest thereon to, but excluding, the settlement date, which we refer to herein as the “interest exchange payment” and which amount is expected to be approximately $1.0694, assuming the settlement date is May 26, 2009.

New notes will be issued only in denominations of $1,000 or an integral multiple thereof. If the exchange offer consideration that a tendering holder would otherwise be entitled to receive results in a fractional interest in new notes, meaning that the quotient that results from dividing (a) the aggregate principal amount of the new notes any holder would otherwise be entitled to receive by (b) $1,000, is not an integer, then such holder will be entitled to receive new notes in an aggregate principal amount equal only to the product of (i) the integral amount of such quotient and (ii) $1,000. In lieu of the fractional amount of such quotient, any such holder will be entitled to an additional cash payment equal to the product of (x) such fractional amount and (y) $798.75. Any cash payment will be rounded down to the nearest whole cent.

The terms of the new notes will be substantially the same as the terms of the old notes, except that:

•	the new notes will mature on May 15, 2011, instead of May 15, 2010; and

•

upon maturity of the new notes, in addition to the requirement to repay the outstanding principal of the new notes, together with any accrued and unpaid interest thereon, we will also be required to pay a maturity premium equal to 7.5% of such principal.

Background of the Exchange Offer

This exchange offer is being made pursuant to an exemption from the registration requirements of the Securities Act contained in Section 3(a)(9) of the Securities Act. We have not filed a registration statement under the Securities Act or any other federal or state securities laws with respect to the new notes that will be issued in the exchange offer.

Credence Systems Corporation issued the old notes in December 2006 in a private placement transaction exempt from the registration requirements of the Securities Act. Credence Systems Corporation became LTX-Credence’s direct wholly-owned subsidiary by virtue of the August 2008 merger that resulted in our formation. In January 2009, in connection with the merger of Credence Systems Corporation with and into LTX-Credence, with LTX-Credence surviving such merger, LTX-Credence assumed all obligations of Credence Systems Corporation under the old notes and the indenture governing the old notes.

All of the old notes are freely transferable under U.S. federal securities laws, either because they have been resold pursuant to a shelf registration statement previously filed by Credence Systems Corporation or because we are subject to the reporting requirements of Sections 13 and 15(d) of the Exchange Act and the old notes have been held by our non-affiliates for over six months and therefore are eligible for resale without restriction pursuant to Rule 144 under the Securities Act. Accordingly, all of the new notes issued in the exchange offer (and any underlying common stock issued upon conversion of the new notes in accordance with the terms of the indenture governing the new notes) will be freely transferable under U.S. federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act) of LTX-Credence. The new notes will be represented by a single unrestricted CUSIP number.

Purpose of the Exchange Offer

The purpose of this exchange offer is to reduce the current portion of our outstanding debt by deferring the maturity of the portion of our debt represented by the old notes through the exchange of our outstanding old notes for a combination of the aggregate note exchange payment and the new notes. The new notes that will be issued pursuant to the exchange offer will mature one year later than our outstanding old notes and provide for a 7.5% maturity premium. We will retire and cancel all old notes acquired by us pursuant to the exchange offer.

Source and Amount of Funds

Assuming full participation, we will need approximately $7.2 million in cash to fund the aggregate note exchange payment and the aggregate interest exchange payment. We will use cash on hand and/or cash from borrowings available under our revolving credit facility with Silicon Valley Bank to fund the aggregate note exchange payment and the aggregate interest exchange payment. There are no alternative financing arrangements for the exchange offer.

We will make any borrowings to finance the aggregate note exchange payment and the aggregate interest exchange payment pursuant to our $40.0 million revolving credit facility under our existing Loan and Security Agreement with Silicon Valley Bank. We may borrow under the revolving credit facility until February 2011, when all borrowings under the revolving credit facility become due. All amounts outstanding under the revolving credit facility accrue interest at a floating per annum rate equal to the greater of Silicon Valley Bank’s prime rate or 4.5% and are secured by substantially all of our assets, subject to certain exceptions. As of April 21, 2009, we had $4.0 million in outstanding borrowings under the revolving credit facility. There are no material conditions to any borrowings we may make to finance the exchange offer. We have not made any plans to finance or repay the borrowings, if any, we may make to finance the exchange offer.

Conditions of the Exchange Offer

Notwithstanding any other provision of the exchange offer, we will not be obligated to accept for exchange old notes validly tendered pursuant to the exchange offer, if:

•	in our reasonable judgment, as determined prior to the expiration time, the exchange will result in any adverse tax consequences to us; or

•	a Form T-3 with respect to the indenture governing the new notes shall not be effective under the Trust Indenture Act of 1939, as amended, as of the expiration time; or

•	any of the following shall have occurred and be continuing:

•

there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities in the United States securities or financial markets, (ii) a material impairment in the trading market for debt or convertible debt securities, (iii) any suspension or limitation of trading of any of our securities on any exchange or in the over-the-counter market, (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (v) any limitation (whether or not mandatory) by any governmental authority on, or other event that, in our reasonable judgment, would have a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, (vi) any attack on, outbreak or escalation of hostilities or acts of terrorism involving the United States that would reasonably be expected to have a materially adverse effect on our or our affiliates business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or (vii) any significant adverse change in the United States securities or financial markets generally, or in the worldwide automated test equipment market, that, in our reasonable judgment, would have a material adverse effect on our or our affiliates’ business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates or in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

•

there exists an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction that shall have been enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent or materially restrict or delay consummation of the exchange offer or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates;

•

there shall have been instituted, threatened or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the exchange offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates, or which would or might, in our reasonable judgment, directly or indirectly prohibit, prevent, restrict or delay consummation of the exchange offer or otherwise adversely affect the exchange offer in any material manner;

•

there shall have occurred any tender or exchange offer with respect to some or all of our outstanding common stock, or any merger, acquisition or other business combination proposal involving us or our affiliates made by any person or entity;

•

there exists any other actual or threatened legal impediment to the exchange offer or any other circumstances that would materially adversely affect the transactions contemplated by the exchange offer, or the contemplated benefits of the exchange offer to us or our affiliates;

•

there shall have occurred any development which would, in our reasonable judgment, materially adversely affect our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates;

•

an event or events or the likely occurrence of an event or events that would or might reasonably be expected to prohibit, restrict or delay the consummation of the exchange offer or materially impair the contemplated benefits to us of the exchange offer; or

•

the trustee for the old notes objects in any respect to, or takes any action that would be reasonably likely to materially and adversely affect, the consummation of the exchange offer, or takes any action that challenges the validity or effectiveness of the procedures used by us in the making of the exchange offer or in the acceptance of old notes.

We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. In addition, we expressly reserve the right, at any time or at various times, to waive any of the conditions of the exchange offer, in whole or in part. We will give oral or written notice (with any oral notice to be promptly confirmed in writing) of any amendment, non-acceptance, termination or waiver to the information and exchange agent as promptly as practicable, followed by a timely press release.

These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

All conditions to the exchange offer must be satisfied or waived prior to the expiration of the exchange offer. The exchange offer is not conditioned upon the tender of any minimum principal amount of old notes.

Procedures for Tendering

The outstanding old notes are represented by global certificates issued to Cede & Co., as nominee of DTC. Cede & Co., as nominee of DTC, is the only registered holder of the old notes. DTC facilitates the clearance and settlement of transactions through electronic book-entry changes in accounts of DTC participants. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Persons that are not participants beneficially own the old notes only through DTC participants.

How to tender if you are a beneficial owner but not a DTC participant.

If you beneficially own old notes through an account maintained by a broker, dealer, commercial bank, trust company or other nominee and you desire to tender your old notes, you should contact your nominee promptly and instruct it to tender your old notes on your behalf.

How to tender if you are a DTC participant.

To participate in the exchange offer, a DTC participant must:

•	comply with the automated tender offer program procedures of DTC described below; or

•	(i) complete and sign and date the letter of transmittal, or a facsimile of the letter of transmittal;

(ii) have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and

(iii) deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration time by mail, facsimile transmission or in person.

In addition, either:

•	the exchange agent must receive, prior to the expiration time, a properly transmitted agent’s message; or

•

the exchange agent must receive, prior to the expiration time, a timely confirmation of book-entry transfer of such old notes into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below and the letter of transmittal and other documents required by the letter of transmittal.

If a DTC participant chooses to tender by delivery of a letter of transmittal, to be validly tendered the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at its address indicated on the back cover of this offering circular and the front cover of the letter of transmittal prior to the expiration time.

To preserve the entitlement of beneficial owners of old notes to cash in lieu of fractional interests in new notes pursuant to the exchange offer, DTC participants must submit voluntary offer instructions (VOIs) at the beneficial owner level.

Any tender of old notes that is not withdrawn prior to our acceptance of the tender will constitute a binding agreement between the holder of such old notes and us in accordance with the terms and subject to the conditions described in this offering circular and in the letter of transmittal.

The method of delivery of the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Rather than mail these items, we recommend that you use an overnight delivery service. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration time. You should not send the letter of transmittal to LTX-Credence.

Signatures and signature guarantees.

If you are using a letter of transmittal or notice of withdrawal, you must have signatures guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act. In addition, such entity must be a member of one of the recognized signature guarantee programs identified in the letter of transmittal. Signature guarantees are not required, however, if the old notes are tendered for the account of a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution.

Tendering through DTC’s ATOP.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s ATOP to tender. DTC participants may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit an acceptance of the exchange offer electronically. DTC participants may do so by causing DTC to transfer the old notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent.

The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a DTC participant in its ATOP that it is tendering old notes that are the subject of such book-entry confirmation;

•	such DTC participant has received and agrees to be bound by the terms of the letter of transmittal; and

•	the agreement may be enforced against such DTC participant.

To preserve the entitlement of beneficial owners of old notes to cash in lieu of fractional interests in new notes pursuant to the exchange offer, DTC participants must submit voluntary offer instructions (VOIs) at the beneficial owner level.

Determination of Validity

We will determine in our reasonable discretion all questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered old notes. We reserve the absolute right to reject any and all old notes not validly tendered or any old notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects or irregularities either before or after the expiration time. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within a time period that we will determine. Neither we, the exchange agent nor any other person will have any duty to give notification of any defects or irregularities, nor will any of us or them incur any liability for failure to give such notification. Tenders of old notes will not be considered to have been made until any defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering owners, via the facilities of DTC, as soon as practicable following the expiration time.

Acceptance; Exchange of Old Notes

Upon satisfaction or waiver of all of the conditions of the exchange offer, all old notes properly tendered and not withdrawn will be accepted promptly after the expiration time. See “Terms of the Exchange Offer—Conditions of the Exchange Offer.” For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered old notes or defectively tendered old notes with respect to which we have waived such defect, when, as and if we give written or oral notice of such acceptance to the exchange agent. Under no circumstances will any additional interest or distributions be payable because of any delay by the exchange agent in the transmission of funds to the holders of purchased old notes or otherwise.

We will issue the new notes, and cause them to be delivered with the aggregate note exchange payment and the aggregate interest exchange payment, upon the terms of the exchange offer and applicable law upon exchange of old notes validly tendered in the exchange offer promptly after the expiration time and our acceptance of the validly tendered old notes. We anticipate that such issuance and delivery will occur on the third business day following the expiration time.

We will pay for old notes accepted for exchange by us pursuant to the exchange offer by depositing the aggregate note exchange payment, the aggregate interest exchange payment and the new notes with the exchange agent. The exchange agent will act as your agent for the purpose of receiving cash and new notes from us and transmitting such cash and new notes to you.

In all cases, issuance of new notes and cash for old notes accepted for exchange by us pursuant to the exchange offer will be made promptly after the expiration time and will be credited by the exchange agent to the appropriate account at DTC, subject to receipt by the information and exchange of:

•	timely confirmation of a book-entry transfer of the old notes into the exchange agent’s account at DTC, pursuant to the procedures set forth in “—Procedures for Tendering” above;

•	a properly transmitted agent’s message; and

•	any other documents required by the letter of transmittal.

By tendering old notes pursuant to the exchange offer, the holder thereof will be deemed to have represented and warranted that such holder has full power and authority to tender, sell, assign and transfer the old notes tendered thereby and that when such old notes are accepted for purchase and payment by us, we will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right. The holder will also be deemed to have agreed to, upon request, execute and deliver any additional documents deemed by the exchange agent or by us to be necessary or desirable to complete the sale, assignment and transfer of the old notes tendered thereby.

By tendering old notes pursuant to the exchange offer, the holder will be deemed to have agreed that the delivery and surrender of the old notes is not effective, and the risk of loss of the old notes does not pass to the exchange agent, until receipt by the exchange agent of a properly transmitted agent’s message together with all accompanying evidences of authority and any other required documents in form satisfactory to us.

We may transfer or assign, in whole or from time to time in part, to one or more of our affiliates or any third party the right to purchase all or any of the old notes tendered pursuant to the exchange offer, but any such transfer or assignment will not relieve us of our obligations under the exchange offer and will in no way prejudice the rights of tendering holders of old notes to receive payment for old notes validly tendered and not validly withdrawn and accepted for exchange pursuant to the exchange offer.

Return of Unaccepted Old Notes

If any tendered old notes are not accepted for payment for any reason pursuant to the terms and conditions of the exchange offer, such old notes will be returned without expense to the tendering holder or, in the case of old notes tendered by book-entry transfer, such old notes will be credited to an account maintained at DTC, designated by the participant therein who so delivered such old notes, in each case, promptly following the expiration time or the termination of the exchange offer.

Expiration; Extensions; Termination; Amendment

The exchange offer will expire at 5:00 p.m., New York City time, on Wednesday, May 20, 2009, unless the exchange offer is extended or earlier terminated by us (such time, as may be so extended or terminated, the “expiration time”). The expiration time will be at least 20 business days from its commencement, as required by Rules 13e-4(f) and 14e-1(a) under the Exchange Act.

We reserve the right to extend the period of time that the exchange offer is open, and delay acceptance for exchange of any old notes, by giving oral or written notice to the exchange agent and by timely public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration time. During any extension, all old notes previously tendered will remain subject to the exchange offer unless validly withdrawn.

In addition, we reserve the right to:

•

terminate or amend the exchange offer and not to accept for exchange any old notes not previously accepted for exchange upon the occurrence of any of the events specified above under “—Conditions of the Exchange Offer” that have not been waived by us; and

•	amend the terms of the exchange offer in any manner permitted or not prohibited by law.

If we terminate or amend the exchange offer, we will notify the exchange agent by oral or written notice (with any oral notice to be promptly confirmed in writing) and will issue a timely press release or other public announcement regarding the termination or amendment.

If we make a material change in the terms of the exchange offer or the information concerning the exchange offer, or waive a material condition of the exchange offer, we will promptly disseminate disclosure regarding the changes to the exchange offer and extend the exchange offer, each if required by law, to ensure that the exchange offer remains open a minimum of five business days from the date we disseminate disclosure regarding the changes.

If we make a change in the principal amount of old notes sought or the exchange offer consideration, including the principal amount of new notes or the amount of the note exchange payment offered in the exchange, we will promptly disseminate disclosure regarding the changes and extend the exchange offer, each if required by law, to ensure that the exchange offer remains open a minimum of ten business days from the date we disseminate disclosure regarding the changes.

If, for any reason, acceptance for purchase of, or payment for, validly tendered old notes pursuant to the exchange offer is delayed, or we are unable to accept for purchase or to pay for validly tendered old notes pursuant to the exchange offer, then the exchange agent may, nevertheless, on our behalf, retain the tendered old notes, without prejudice to our rights described herein, but subject to applicable law and Rule 14e-l under the Exchange Act, which requires that we pay the consideration offered or return the old notes tendered promptly after the termination or withdrawal of the exchange offer.

Settlement Date

The settlement date in respect of any old notes that are validly tendered prior to the expiration time and accepted by us is expected to occur promptly following the expiration time and is anticipated to be May 26, 2009.

Fractional Interests

New notes will be issued only in denominations of $1,000 or an integral multiple thereof. If the exchange offer consideration that a tendering holder would otherwise be entitled to receive results in a fractional interest in new notes, meaning that the quotient that results from dividing (a) the aggregate principal amount of the new notes any holder would otherwise be entitled to receive by (b) $1,000, is not an integer, then such holder will be entitled to receive new notes in an aggregate principal amount equal only to the product of (i) the integral amount of such quotient and (ii) $1,000. In lieu of the fractional amount of such quotient, any such holder will be entitled to an additional cash payment equal to the product of (x) such fractional amount and (y) $798.75

To preserve the entitlement of beneficial owners of old notes to cash in lieu of fractional interests in new notes pursuant to the exchange offer, DTC participants must submit voluntary offer instructions (VOIs) at the beneficial owner level.

Withdrawal of Tenders

Old notes tendered may be validly withdrawn at any time prior to the expiration time, but not thereafter. If the exchange offer is terminated, the old notes tendered pursuant to the exchange offer will be promptly returned to the tendering holders.

For a withdrawal of old notes to be effective, the exchange agent must receive a written or facsimile transmission containing a notice of withdrawal prior to the expiration time by a properly transmitted “Request Message” through DTC’s ATOP. Such notice of withdrawal must (i) specify the name of the holder of old notes who tendered the old notes to be withdrawn, (ii) specify, by CUSIP number, the aggregate principal amount of the old notes to be withdrawn, (iii) contain a statement that such holder of old notes is withdrawing the election to tender their old notes specified in such notice of withdrawal, and (iv) be signed by the holder of such old notes in the same manner as the original signature on the letter of transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the old notes. Any notice of withdrawal must identify the old notes to be withdrawn, including the name and number of the account at DTC to be credited and otherwise comply with the procedures of DTC. Withdrawal of old notes may only be accomplished in accordance with the foregoing procedures.

Old notes validly withdrawn may thereafter be re-tendered at any time prior to the expiration time by following the procedures described under “—Procedures for Tendering.”

We will determine all questions as to the form and validity (including time of receipt) of any notice of withdrawal of a tender, in our reasonable discretion, which determination shall be final and binding. None of LTX-Credence, the exchange agent, or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or incur any liability for failure to give any such notification.

Fees and Expenses

Tendering holders of outstanding old notes will not be required to pay any expenses of soliciting tenders in the exchange offer. However, if a tendering holder handles the transactions through its broker, dealer, commercial bank, trust company or other institution, such holder may be required to pay brokerage fees or commissions. We will bear the fees and expenses of soliciting tenders for the exchange offer. The principal solicitation is being made by mail. However, additional solicitations may be made by facsimile transmission, telephone or in person by our officers and other employees. We will also pay the exchange agent reasonable out-of-pocket expenses and we will indemnify the exchange agent against certain liabilities and expenses in connection with the exchange offer, including liabilities under the federal securities laws.

Transfer Taxes

We are not aware of any obligation of holders who tender their old notes in the exchange offer to pay any transfer taxes. However, if transfer tax would apply to the exchange offer, then the amount of any transfer taxes, whether imposed on the registered owner or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted to us by the tendering holder, the amount of such transfer taxes will be billed directly to the tendering holder.

Future Purchases

Following completion of the exchange offer, we or our affiliates may repurchase additional old notes that remain outstanding in the open market, in privately negotiated transactions or otherwise. Future purchases of old notes that remain outstanding after the exchange offer may be on terms that are more or less favorable than the exchange offer. However, Exchange Act Rules 14e-5 and 13e-4 generally prohibit us and our affiliates from purchasing any old notes other than pursuant to the exchange offer until 10 business days after the expiration of the exchange offer, although there are some exceptions. Future purchases, if any, will depend on many factors, which include market conditions and the condition of our business.

Resale of New Notes Received Pursuant to the Exchange Offer

This exchange offer is being made pursuant to an exemption from the registration requirements of the Securities Act contained in Section 3(a)(9) of the Securities Act. We have not filed a registration statement under the Securities Act or any other federal or state securities laws with respect to the new notes that will be issued in the exchange offer.

Credence Systems Corporation issued the old notes in December 2006 in a private placement transaction exempt from the registration requirements of the Securities Act. Credence Systems Corporation became LTX-Credence’s direct wholly-owned subsidiary by virtue of the August 2008 merger that resulted in our formation. In January 2009, in connection with the merger of Credence Systems Corporation with and into LTX-Credence, with LTX-Credence surviving such merger, LTX-Credence assumed all obligations of Credence Systems Corporation under the old notes and the indenture governing the old notes.

All of the old notes are freely transferable under U.S. federal securities laws, either because they have been resold pursuant to a shelf registration statement previously filed by Credence Systems Corporation or because we are subject to the reporting requirements of Sections 13 and 15(d) of the Exchange Act and the old notes have been held by our non-affiliates for over six months and therefore are eligible for resale without restriction pursuant to Rule 144 under the Securities Act. Accordingly, all of the new notes issued in the exchange offer (and any underlying common stock issued upon conversion of the new notes in accordance with the terms of the indenture governing the new notes) will be freely transferable under U.S. federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act) of LTX-Credence. The new notes will be represented by a single unrestricted CUSIP number.

Accounting Treatment

During the fiscal quarter ended July 31, 2009, we will recognize a gain on the extinguishment of the debt represented by tendered old notes that are accepted for exchange pursuant to the exchange offer. This gain will be partially offset by a one-time loss associated with the aggregate note exchange payment. Assuming full participation in the exchange offer, we estimate that during the fiscal quarter ended July 31, 2009, we will recognize a net gain of approximately $1.5 million on the extinguishment of the debt represented by the tendered old notes that are accepted for exchange pursuant to the exchange offer.

Compliance with Securities Laws

We are making the exchange offer to all holders of outstanding old notes. We are not aware of any jurisdiction in which the making of the exchange offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the exchange offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the exchange offer will not be made to, nor will tenders of old notes be accepted from or on behalf of, the holders of old notes residing in any such jurisdiction. The exchange offer will not be made in any jurisdiction where the securities, blue sky or other laws require the exchange offer to be made by a licensed broker or dealer.

No action has been or will be taken in any jurisdiction other than in the United States that would permit a public offering of the new notes, or the possession, circulation or distribution of this offering circular or any other material relating to us or the new notes in any jurisdiction where action for that purpose is required. Accordingly, the new notes may not be offered or sold, directly or indirectly, and neither this offering circular nor any other offering material or advertisement in connection with the new notes may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction. This offering circular does not constitute an offer to sell or a solicitation of any offer to buy in any jurisdiction where such offer or solicitation would be unlawful. Persons into whose possession this offering circular comes are advised to inform themselves about and to observe any restrictions relating to this exchange offer, the distribution of this offering circular, and the resale of the new notes.

Additional Information

Pursuant to Exchange Act Rule 13e-4 we have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), which contains additional information with respect to the exchange offer. We will file an amendment to the Schedule TO to report any material changes in the terms of the exchange offer and to report the final results of the exchange offer as required by Exchange Act Rule 13e-4(c)(3) and 13e-4(c)(4), respectively. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth under “Available Information” and “Documents Incorporated by Reference.”

DESCRIPTION OF NEW NOTES

We will issue the new notes under an indenture to be dated as of the settlement date of the exchange offer between us and The Bank of New York Mellon Trust Company, N.A., as trustee, which we refer to as the “new indenture.” The following is a summary of material provisions of the new notes and the new indenture and does not purport to be complete. This summary is qualified in its entirety by reference to the form of new note and form of new indenture. The form of new indenture, including the form of new note, is being filed with the SEC as an exhibit to the Schedule TO relating to the exchange offer. You should refer to all provisions of the form of new indenture and the form of new note, including the definitions of terms contained in the form of new indenture and the form of new notes. The terms of the new notes include those stated in the form of new indenture and those made part of the form of new indenture by reference to the Trust Indenture Act of 1939, as amended. As used in this section, the terms “we,” “us” and “our” refer to LTX-Credence Corporation, but not any of our subsidiaries, unless the context requires otherwise.

General

The new notes will be our general unsecured subordinated obligations and mature on May 15, 2011. The new notes and any additional new notes subsequently issued under the new indenture will be treated as a single class for all purposes of the new indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The new notes will be issued in denominations of $1,000 and integral multiples of $1,000 in fully registered form. Exchanges and transfers of the new notes will be registered without charge, but we may require payment of a sum sufficient to cover any tax or other governmental charge in connection with such exchanges or transfers.

The new notes will accrue interest at a rate of 3.5% per annum from the settlement date, or from the most recent interest payment date to which interest has been paid or duly provided for. Accrued and unpaid interest will be payable semi-annually in arrears on May 15 and November 15 of each year, beginning November 15, 2009. Interest will be paid to the person in whose name a new note is registered at the close of business on the May 1 or November 1 (which we refer to as the “record dates”) immediately preceding the relevant interest payment date. However, in the case of a new note or portion of a new note repurchased in connection with a designated event on a designated event payment date, during the period from a record date to but excluding the next succeeding interest payment date, accrued interest will be payable on such designated event payment date (unless such new note or portion is converted) to the holder of the new note or portion of the new note repurchased. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The new notes provide for a premium equal to 7.5% of the outstanding principal upon maturity or repurchase by us at the option of holders following the occurrence of certain events. See “– Repurchase at Option of Holders Upon a Designated Event.”

Principal of, and interest and any premium on, the new notes will be payable at the office or agency maintained for such purpose or, at our option, payment of interest may be made by check mailed to the holders of the new notes at their respective addresses set forth in the register of holders of new notes. Until otherwise designated by us, the office or agency maintained for such purpose will be the principal corporate trust office of the trustee.

If any interest payment date or maturity date of a new note falls on a day that is not a business day, the required payment will be made on the next succeeding business day as if made on the date that the payment was due and no interest will accrue on that payment for the period from and after the interest payment date or maturity date, as the case may be, to the date of that payment on the next succeeding business day. The term “business day” means, with respect to any new note, any day other than a Saturday, a Sunday or a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

We will not pay any additional amounts on the new notes to compensate any beneficial owner for any United States tax withheld from payments of principal, interest or any premium on the new notes.

Unless specifically provided otherwise, when we use the term “holder” in this “Description of New Notes,” we mean the person in whose name such new note is registered in the security register.

Conversion Rights

Subject to the conditions and during the periods described below, holders may convert any of their new notes, in whole or in part, prior to the close of business on the trading day immediately preceding the final maturity date of the new notes, into cash and, at our option, a combination of cash and our common stock as described below under “—Payment Upon Conversion,” at an initial conversion price of $13.46 per share, subject to adjustment as described below, in only the following circumstances:

(1)	during any calendar quarter beginning after December 31, 2008, and only during such calendar quarter, if, as of the last day of the immediately preceding calendar quarter, the volume weighted average price per share of our common stock for at least 20 trading days in the period of the 30 consecutive trading days ending on the last trading day of such preceding calendar quarter was more than 150% of the conversion price on the last day of such preceding calendar quarter;

(2)	during any five trading day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of the new notes for each day of that period was less than 98% of the product of (x) the volume weighted average price of our common stock for each day in that period and (y) the conversion rate per $1,000 principal amount of the new notes;

(3)	if we distribute to all holders of our common stock rights or warrants entitling them to purchase, for a period expiring within 45 days of the date of issuance, our common stock at less than the closing price of our common stock on the day of issuance;

(4)	if we distribute to all holders of our common stock, assets, debt securities or rights to purchase our securities, which distribution has a per share value exceeding 7.5% of the volume weighted average price of our common stock on the business day preceding the declaration date for such distribution;

(5)	if a designated event (as defined below in this offering circular) occurs or an event occurs that would have been a change of control except in cases where at least 95% of the consideration (excluding cash payments for fractional shares) in the transaction or transactions constituting the change of control consists of shares of our common stock that are, or upon issuance will be, traded on the New York Stock Exchange or listed on the Nasdaq Global Select Market; or

(6)	at any time after we deliver a conversion termination notice to the holders; or

(7)	at any time during the period beginning 60 days prior to, but excluding, any scheduled designated event payment date or the maturity date of the new notes.

However, the new notes will not be convertible solely by reason of clause (1), (2), (3), (4) or (6) above at any time when a default or event of default exists under any credit agreement.

Except as described below, no adjustment will be made on conversion of any new notes for interest or any premium accrued on such new notes or for dividends on any of our common stock issued upon conversion. If new notes are converted after a record date for the payment of interest and prior to the next succeeding interest payment date, interest payable on that interest payment date will be payable on that interest payment date notwithstanding the conversion, and the interest will be paid to the holder of the new note on the applicable record date. If new notes are converted after a record date for the payment of interest and prior to the next succeeding interest payment date, those new notes must be accompanied by funds equal to the interest payable on the succeeding interest payment date on the principal amount so converted. However, a holder may reduce such payment by the amount of any existing payment default in respect of those new notes. Accordingly, under those circumstances, the holder of the converted new notes will not receive any interest payment for the period from the next preceding interest payment date to the date of conversion.

In the event any holder exercises its right to require us to repurchase new notes upon a designated event, such holder’s conversion right will terminate on the close of business on the designated event offer termination date (as defined in the new indenture), unless we default on the payment due upon repurchase or the holder elects to withdraw its election to have the new notes repurchased in accordance with the requirements of the new indenture. See “—Repurchase at Option of Holders Upon a Designated Event.”

The right of conversion attaching to any new note may be exercised by the holder by delivering the new note at the specified office of the conversion agent, accompanied by a duly signed and completed notice of conversion, together with any funds that may be required. A notice of conversion can be obtained from the trustee. Beneficial owners of interests in a global note may exercise their right of conversion by delivering to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program. The conversion date will be the date on which the new note, the duly signed and completed notice of conversion, and any funds that may be required as described above shall have been so delivered. A holder delivering a new note for conversion will not be required to pay any taxes or duties payable in respect of the issue or delivery of our common stock on conversion, but will be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue or delivery of our common stock in a name other than the holder of the new note. Certificates representing shares of our common stock will not be issued or delivered unless all taxes and duties, if any, payable by the holder have been paid.

The conversion price is subject to adjustment (under formulae set forth in the new indenture) in certain events, including:

(1)	the issuance of our common stock as a dividend or distribution on our common stock;

(2)	certain subdivisions and combinations of our common stock;

(3)	the issuance to all or substantially all holders of our common stock of certain rights or warrants to purchase our common stock at a price per share less than the then current market price (as defined in the new indenture);

(4)	the dividend or other distribution to all holders of our common stock (other than a distribution or dividend of our common stock) or evidences of our indebtedness, cash or other assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above or those dividends or other distributions paid exclusively in cash);

(5)	dividends or other distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in clause (4) or cash distributed upon an event to which the second succeeding paragraph applies) to all holders of our common stock; and

(6)	the purchase of our common stock pursuant to a tender offer made by us or any of our subsidiaries.

We may, instead of making any required adjustment in the conversion price under clause (3) or (4), make proper provision so that each holder of new notes who converts a new note shall be entitled to receive upon conversion, in addition to the shares of our common stock, the amount and kind of distributions that the holder would have been entitled to receive if the holder had converted the new note immediately prior to the date fixed for determining the shareholders entitled to receive the distribution and, in the case of clause (4), interest accrued as a consequence of the investment, in U.S. Government obligations with a maturity of not more than three months, of the cash amount that the holder would have been so entitled to receive.

In the case of:

•	any reclassification or change of our common stock;

•	a consolidation, merger, share exchange or combination of us with another entity; or

•	a sale or conveyance of our property and assets as an entirety or substantially as an entirety,

in each case as a result of which holders of our common stock receive stock, other securities, other property or assets (including cash) with respect to or in exchange for our common stock, the holders of the new notes then outstanding will be entitled thereafter to convert such new notes into the kind and amount of shares of stock, other securities or other property or assets, which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, share exchange, combination, sale or conveyance had such new notes been converted into our common stock immediately prior to such reclassification, change, consolidation, merger, share exchange, combination, sale or conveyance.

In the event holders of our common stock have the opportunity to elect the form of consideration to be received in such reclassification, change, consolidation, merger, share exchange, combination, sale or conveyance, we will make adequate provision so holders of the new notes will have the opportunity to determine the form of consideration into which all of the new notes, treated as a single class, will be convertible. Such determination shall be based on the blended, weighted average of elections made by holders of the new notes who participate in such determination and shall be subject to any limitations to which all of the holders of our common stock are subject to, such as pro rata reductions applicable to any portion of the consideration payable. Some of the foregoing events may also constitute or result in a designated event requiring us to offer to repurchase the new notes. See “—Repurchase at Option of Holders Upon a Designated Event.”

In the event of a taxable distribution to holders of our common stock, or other transaction, that results in any adjustment of the conversion price, the holders of new notes may, in some circumstances, be deemed to have received a distribution subject to United States income tax as a dividend. See “Material U.S. Federal Income Tax Considerations.”

We may, from time to time, to the extent permitted by law, reduce the conversion price of the new notes by any amount for any period of at least 20 days, in which case we shall give at least 15 days prior notice of the decrease, if our board of directors has made a determination that such decrease would be in our best interests, which determination will be conclusive. We may, at our option, make such reductions in the conversion price, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock or rights to acquire stock or from any event treated as such for income tax purposes.

No adjustment in the conversion price will be required unless the adjustment would require a change of at least 1% of the conversion price then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion price will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

Make Whole Premium

If you elect to convert your new notes upon the occurrence of a designated event (as defined under “—Repurchase at Option of Holders Upon a Designated Event”) or the anticipation that a designated event will occur, or the occurrence an event or the anticipation of the occurrence of an event that would have been a change of control but is deemed not to be a change of control because at least 95% of the consideration (excluding cash payments for fractional shares) in the transaction or transactions constituting the change of control consists of shares of our common stock that are, or upon issuance will be, traded on the New York Stock Exchange or listed on the Nasdaq Global Select Market, in certain circumstances described below, the conversion rate will be increased by an additional number of shares of our common stock (the “additional shares”) as described below. Any conversion occurring at a time when the new notes would be convertible in light of the expected or actual occurrence of a designated event will be deemed to have occurred in connection with such designated event notwithstanding the fact that a new note may then be convertible because another condition to conversion has been satisfied.

The number of additional shares by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the designated event occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid per share of our common stock in the designated event. If the designated event is a transaction described in the second clause of the definition of change in control, and holders of our common stock receive only cash in that designated event, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock over the ten trading-day period ending on the trading day preceding the effective date of the designated event.

The stock prices set forth in the first column of the table below will be adjusted as of any date on which the conversion rate of the new notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth above.

The following table sets forth the hypothetical stock price and the number of additional shares to be received per $1,000 principal amount of new notes:

Stock Price on Designated Event Date	Settlement Date	May 15, 2010	May 15, 2011
8.60	37.3	37.3	37.3
10.61	23.5	22.1	20.0
13.05	13.9	11.6	2.3
15.50	8.3	6.1	0.0
17.95	5.3	3.2	0.0
20.39	3.6	1.8	0.0
22.84	3.2	1.7	0.0
25.29	2.9	1.5	0.0
27.74	2.6	1.3	0.0
30.18	2.4	1.2	0.0
32.63	2.2	1.2	0.0

If the stock price is between two stock prices on the table or the repurchase date is between two effective dates on the table, the make whole premium will be determined by straight-line interpolation between the make whole premium amounts set forth for the higher and lower stock prices and the two effective dates, as applicable, based on a 365 day year. If the stock price equals or exceeds $32.63 per share (subject to adjustment), no make whole premium will be paid. If the stock price is less than $8.60 per share (subject to adjustment), no make whole premium will be paid.

In no event, however, will the total number of shares of our common stock issuable upon conversion of the new notes exceed 111.59421 per $1,000 principal amount of new notes, other than on account of proportional adjustments to the conversion rate as discussed above.

Our obligation to pay the make whole premium could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Termination of Conversion Rights

We may, at our option, terminate the right of the holders to convert their new notes into our common stock if the closing price of our common stock has exceeded 150% of the conversion price for at least 20 trading days within a period of any 30 consecutive trading days (a “conversion termination trigger event”). If we so elect to terminate the conversion right, we will deliver an irrevocable notice to the holders of new notes within 5 trading days of the conversion termination trigger event (the “conversion termination notice date”). Holders may convert their new notes at any time on or prior to the 20th day following the conversion termination notice date (the “conversion termination date”), after which time the holders’ right to convert will terminate.

If the conversion termination date occurs, we will make an additional payment in cash with respect to the new notes converted by the holders after the conversion termination notice date and on or before the conversion termination date in an amount equal to the aggregate amount of interest that would have been payable on the new notes from the last day through which interest was paid, through and including the maturity date of the new notes, or the settlement date of the exchange offer if no interest has been paid, through and including the maturity date of the new notes. We will not be required to make any interest payment to any holder that converts the new notes after the conversion termination notice date and prior to the conversion termination date on a date that is between a record date for the payment of interest to the next succeeding interest payment date, as such holder will instead receive such funds that would otherwise be payable on such interest payment date as part of the additional payment referred to above.

Payment Upon Conversion

Upon conversion of new notes in accordance with the terms and conditions of the new indenture, we will deliver to holders in respect of each $1,000 principal amount of new notes being converted (a) cash in an amount equal to the lesser of (1) $1,000 and (2) the conversion value (as defined below), plus (b) if the conversion value is greater than $1,000, a number of shares of our common stock equal to the sum of the daily share amounts (as defined below) for each of the 20 trading days during the conversion reference period (as defined below). In no event shall the aggregate number of shares per $1,000 principal amount of new notes exceed 111.59421.

“Daily share amount,” means, for each of the 20 trading days during the conversion reference period, a number of shares (but in no event less than zero) equal to (i) the amount of (a) the volume weighted average price for such trading day multiplied by the applicable conversion rate, less (b) $1,000; divided by (ii) the volume weighted average price for such trading day multiplied by 20.

“Conversion value” means for each $1,000 principal amount of new notes, the product of (1) the applicable conversion rate and (2) the average of the daily volume weighted average prices of our common stock for the 20 consecutive trading days during the conversion reference period.

“Conversion reference period” with respect to new notes converted during the 60 days prior to but excluding, any designated event payment date or the maturity date of the new notes, the 20 consecutive trading days beginning on the third trading day following the relevant designated event payment date or maturity date and in all other instances, the twenty consecutive trading days beginning on the third trading day following the date of the conversion.

“Volume weighted average price” per share of our common stock on any trading day means such price as displayed on Bloomberg (or any successor service) page “LTXC EQUITY VAP” in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the volume weighted average price means the market value per share of our common stock on such day as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

On any day prior to the first trading day of the applicable conversion reference period, we may specify a percentage of the daily share amount that will be settled in cash (the “cash percentage”). If we elect to specify a cash percentage, the amount of cash that we will deliver in respect of each trading day in the applicable conversion reference period will equal the product of: (1) the cash percentage, (2) the daily share amount for such trading day and (3) the closing price of our common stock for such trading day (provided that after the consummation of a designated event in which the consideration is comprised entirely of cash, the amount used in this clause (3) will be the cash price per share received by holders of our common stock in such designated event). The number of shares deliverable in respect of each trading day in the applicable conversion reference period will be a percentage of the daily share amount equal to 100% minus the cash percentage. If we do not specify a cash percentage by the start of the applicable conversion reference period, we must settle 100% of the daily share amount for each trading day in the applicable conversion reference period with shares of our common stock. However, we will pay cash in lieu of fractional shares otherwise issuable upon conversion of such new note.

We will deliver the settlement amount to converting holders on the third business day immediately following the last day of the conversion reference period.

Subordination

The payment of principal of, interest and premium, if any, on, the new notes will be subordinated in right of payment, as set forth in the new indenture, to the prior payment in full in cash or other payment satisfactory to our senior debt holders of all of our senior debt, whether outstanding on the date of the new indenture or thereafter incurred. The new indenture defines senior debt as any debt facilities and commercial paper facilities providing for revolving credit loans, term loans, receivables financing or letters of credit not exceeding an aggregate committed availability of $60,000,000 so long as such facility is secured by our assets. Upon any distribution to creditors in our liquidation or dissolution or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us or our property, an assignment for the benefit of creditors or any marshaling of our assets and liabilities, the holders of our senior debt will be entitled to receive payment in full in cash or other payment satisfactory to them of all obligations in respect of such senior debt (a) before the holders of new notes will be entitled to receive any payment with respect to the new notes, and (b) any distribution to which holders of new notes would be entitled but for the subordination provisions of the new indenture shall be made to holders of our senior debt.

In the event of any acceleration of the new notes because of an event of default, the holders of our senior debt then outstanding will be entitled to payment in full in cash or other payment satisfactory to them of all obligations in respect of such senior debt before the holders of the new notes are entitled to receive any payment or distribution in respect of the new notes. If payment of the new notes is accelerated because of an event of default, we or the trustee will promptly notify the holders of our senior debt and any trustee for such senior debt of the acceleration.

No payment on account of principal of, interest and premium, if any, on, or any other amounts due on the new notes, including, without limitation, any designated event payment, and no redemptions, repurchase or other acquisition of the new notes may be made unless:

•	full payment of amounts then due on all of our designated senior debt has been made or duly provided for pursuant to the terms of the instrument governing such designated senior debt; and

•

at the time of, and immediately after giving effect to, any such payment, redemption, repurchase or other acquisition, there does not exist under any designated senior debt or any agreement pursuant to which any designated senior debt has been issued any default which shall not have been cured or waived and which shall have resulted in the full amount of such designated senior debt being declared due and payable.

In addition, the new indenture provides that if any of the holders of our designated senior debt provide notice (which we refer to as a “payment blockage notice”) to us and the trustee that a non-payment default has occurred giving the holder of such designated senior debt the right to accelerate the maturity thereof, no payment on the new notes and no repurchase or other acquisition of the new notes will be made for the period ending on the earliest of:

•	the date on which such event of default shall have been cured or waived;

•	179 days from the date the payment blockage notice is received; and

•	the date the payment blockage notice is withdrawn by the holders of such designated senior debt.

Notwithstanding the foregoing (but subject to the provisions described above limiting payment on the new notes in certain circumstances), unless the holders of such designated senior debt or the representative of such holders shall have accelerated the maturity of such designated senior debt, we may resume payments on the new notes after the end of such blockage period. Not more than one payment blockage notice may be given in any consecutive 365-day period, irrespective of the number of defaults with respect to one or more issues of designated senior debt during such period.

By reason of the subordination provisions described above, in the event of our liquidation or insolvency, holders of our senior debt may receive more, ratably, and holders of the new notes may receive less, ratably, than our other creditors. Such subordination will not prevent the occurrences of any event of default under the new indenture.

Our right to receive assets of any of our subsidiaries upon its liquidation or reorganization (and the consequent right of the holders of the new notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors (including trade creditors), except to the extent that we are ourselves recognized as a creditor of such subsidiary, in which case our claims would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us.

As of April 21, 2009 we had no outstanding indebtedness that would have constituted senior debt, other than a bank term loan with an outstanding principal balance of $14.0 million payable in monthly installments until January 2011 and a revolving credit facility with an outstanding principal balance of $4.0 million.

The new indenture will not limit the amount of additional indebtedness, including senior debt, that we can create, incur, assume or guarantee, nor will the new indenture limit the amount of indebtedness and other liabilities that any subsidiary can create, incur, assume or guarantee.

In the event that, notwithstanding the foregoing, the trustee or any holder of new notes receives any payment or distribution of our assets of any kind in contravention of any of the subordination terms of the new indenture, whether in cash, property or securities, including by way of set-off or otherwise, in respect of the new notes before all of our senior debt is paid in full in cash or other payment satisfactory to the holders of such senior debt, then such payment or distribution will be held by the recipient in trust for the benefit of holders of our senior debt, and will be immediately paid over or delivered to the holders of our senior debt or their representatives to the extent necessary to make payment in full in cash or other payment satisfactory to such holders of all senior debt remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of our senior debt.

“Designated senior debt” means any particular senior debt which has at the time of the payment event of default or the giving of the payment blockage notice, as the case may be, an aggregate outstanding principal amount in excess of $5 million, if the instrument creating or evidencing the same or the assumption thereof (or related agreements or documents to which we are a party) expressly provides that such indebtedness shall be “designated senior debt” for purposes of the new indenture (provided that such instrument, agreement or other document may place limitations and conditions on the right of such senior debt to exercise the rights of designated senior debt).

Sinking Fund

The new notes are not entitled to any sinking fund.

Repurchase at Option of Holders Upon a Designated Event

Upon the occurrence of a designated event, each holder of new notes will have the right to require us to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of such holder’s new notes pursuant to the exchange offer described below (which we refer to as the “designated event offer”) at an offer price in cash equal to 100% of their aggregate principal amount, plus a premium of 7.5% of such principal amount, plus accrued and unpaid interest and premium, if any, on such new notes to but excluding the repurchase date (which we refer to as the “designated event payment”). Within 20 days following any designated event, we will mail a notice to each holder describing the transactions that constitute the designated event and offering to repurchase new notes pursuant to the procedures required by the new indenture and described in such notice.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws and regulations are applicable in connection with the repurchase of the new notes as a result of a designated event. Rule 13e-4 under the Exchange Act requires, among other things, the dissemination of certain information to securityholders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to holders of the new notes.

On the date specified for termination of the designated event offer, we will, to the extent lawful:

•	accept for payment all new notes or portions of the new notes properly tendered pursuant to the designated event offer;

•	deposit with the paying agent an amount equal to the designated event payment in respect of all new notes or portions of the new notes so tendered and accepted; and

•

deliver or cause to be delivered to the trustee the new notes so accepted together with an officers’ certificate stating the aggregate principal amount of new notes or portions of the new notes being purchased by us.

On the date specified for payment of the designated event payment (which we refer to as the “designated event payment date”), which may not be later than 35 days following the designated event, the paying agent will promptly mail to each holder of new notes so accepted the designated event payment for such new notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the new notes surrendered, if any; provided that each such new note will be in a principal amount of $1,000 or an integral multiple thereof.

The foregoing provisions would not necessarily afford holders of the new notes protection in the event of leveraged or other transactions involving us that may adversely affect holders.

The right to require us to repurchase new notes as a result of a designated event could have the effect of delaying, deferring or preventing a change of control or other attempts to acquire control of us unless arrangements have been made to enable us to repurchase all the new notes at the designated event payment date. Consequently, this right may render more difficult or discourage a merger, consolidation or tender offer (even if such transaction is supported by our board of directors or is favorable to the shareholders), the assumption of control by a holder of a large block of our shares and the removal of incumbent management. Such right may also limit a shareholder’s ability to realize a premium over the market price of our common stock in connection with any such transaction.

Except as described above with respect to a designated event, the new indenture does not contain provisions that permit the holders of the new notes to require us to repurchase the new notes in the event of a takeover, recapitalization or similar restructuring. Subject to the limitation on mergers and consolidations described below, we, our management or our subsidiaries could in the future enter into transactions, including refinancings, recapitalizations, acquisitions, the sale of all or substantially all of our assets, liquidation or similar transactions, that would not constitute a designated event under the new indenture, but that would increase the amount of our senior debt or other indebtedness outstanding at the time or substantially reduce or eliminate our assets.

The terms of our future credit or other agreements relating to indebtedness, including senior debt, may prohibit us from purchasing any new notes and may also provide that a designated event, as well as other change of control events related to us, would constitute an event of default under such agreements. In addition, even if such event of default did not occur under the senior debt, the repurchase right itself could create an event of default under the senior debt. The occurrence of such event of default could cause any repurchase of the new notes, absent a waiver, to be blocked by the subordination provisions of the new notes. If a designated event occurs at a time when we are prohibited from purchasing new notes, we could seek the consent of our then-existing lenders to the purchase of new notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we would remain prohibited from purchasing new notes. In such case, our failure to purchase tendered new notes would constitute an event of default under the new indenture, which may, in turn, constitute a further default under the terms of other indebtedness that we have entered into or may enter into from time to time. In any such circumstances, the subordination provisions in the new indenture would likely restrict payments to the holders of new notes.

A “designated event” will be deemed to have occurred upon a change of control or a termination of trading.

A “change of control” will be deemed to have occurred when:

•

any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 and 13d-5 under the Exchange Act) of shares representing more than 50% of the combined voting power of our then outstanding voting stock;

•

we consolidate with or merge into any other corporation, any other corporation merges into us, or we effect a share exchange, and, in the case of any such transaction, our outstanding common stock is reclassified into or exchanged for any other property or security, unless our stockholders immediately before such transaction own, directly or indirectly immediately following such transaction, at least a majority of the combined voting power of the then outstanding voting stock of the corporation resulting from such transaction in substantially the same respective proportions as their ownership of our voting stock immediately before such transaction;

•

we, or we and our subsidiaries taken as a whole, sell, assign, convey, transfer or lease all or substantially all of our assets, or our assets and those of our subsidiaries taken as a whole, as applicable (other than to one or more of our wholly-owned subsidiaries);

•	any time our continuing directors do not constitute a majority of our board of directors (or, if applicable, the board of directors of the successor corporation to us); or

•	any time we undertake a liquidation, dissolution, or winding up.

However, a change of control under the first three bullet points above will not be deemed to have occurred if at least 95% of the consideration (excluding cash payments for fractional shares) in the transaction or transactions constituting the change of control consists of shares of common stock that are, or upon issuance will be, traded on the New York Stock Exchange or listed on the Nasdaq Global Select Market.

The definition of change of control includes a phrase relating to the sale, assignment, lease, transfer or conveyance of “all or substantially all” of our assets or our assets and those of our subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of new notes to require us to repurchase new notes as a result of a lease, transfer or conveyance of less than all of our assets and/or those of our subsidiaries to another person or group may be uncertain.

“Continuing directors” means, as of any date of determination, any member of our board of directors who (i) was a member of our board of directors on the date of the new indenture or (ii) was nominated for election or elected to our board of directors with the approval of a majority of the continuing directors who were members of our board of directors at the time of such nomination or election.

A “termination of trading” will be deemed to have occurred if our common stock (or other common stock into which the new notes are then convertible) is neither listed for trading on a U.S. national securities exchange nor approved for trading on the Nasdaq Global Select Market.

Merger and Consolidation

The new indenture provides that we may not, in a single transaction or a series of related transactions, consolidate or merge with or into, or effect a share exchange with (whether or not we are the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our properties or assets to another corporation, person or entity as an entirety, or substantially as an entirety, unless:

•

either (i) we shall be the surviving or continuing corporation or (ii) the entity or person formed by or surviving any such consolidation, merger or share exchange (if other than us) or the entity or person which acquires by sale, assignment, transfer, lease, conveyance or other disposition our properties and assets substantially as an entirety (x) is a corporation organized and validly existing under the laws of the United States, any State thereof or the District of Columbia and (y) assumes the due and punctual payment of the principal of, interest and premium, if any, on all the new notes and the performance of each of our covenants under the new notes and the new indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee;

•	immediately after such transaction no default or event of default exists; and

•

we or such successor person shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such transaction and the supplemental indenture comply with the new indenture and that all conditions precedent in the new indenture relating to such transaction have been satisfied.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more of our subsidiaries, the capital stock of which individually or in the aggregate constitutes all or substantially all of our properties and assets, will be deemed to be the transfer of all or substantially all of our properties and assets.

Upon any such consolidation, merger, share exchange, sale, assignment, conveyance, lease, transfer or other disposition in accordance with the foregoing, the successor person formed by such consolidation or share exchange or into which we are merged or to which such sale, assignment, conveyance, lease, transfer or other disposition is made will succeed to, and be substituted for, and may exercise our right and power under, the new indenture with the same effect as if the successor had been named as us in the new indenture, and thereafter (except in the case of a lease) the predecessor corporation will be relieved of all further obligations and covenants under the new indenture and the new notes.

Events of Default and Remedies

An event of default is defined in the new indenture as being:

(1)	default in payment of the principal of the new notes when due, whether or not such payment is prohibited by the subordination provisions of the new indenture;

(2)	default for 30 days in payment of any installment of interest on or premium, if any, with respect to the new notes, whether or not such payment is prohibited by the subordination provisions of the new indenture;

(3)	default in the payment of the designated event payment in respect of the new notes on the date for such payment, whether or not such payment is prohibited by the subordination provisions of the new indenture;

(4)	our failure to deliver all cash and any shares of our common stock when such cash and common stock, if any, are required to be delivered upon conversion of a new note whether or not such payment is prohibited by the subordination provisions of the new indenture;

(5)	failure to provide timely notice of a designated event;

(6)	default by us for 30 days after notice in the observance or performance of any other covenants in the new indenture;

(7)	default under any credit agreement, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or any of our subsidiaries (or the payment of which is guaranteed or secured by us or any of our subsidiaries), which default

•	is caused by a failure to pay when due any principal of such indebtedness within the grace period provided for in such indebtedness, which failure continues beyond any applicable grace period, or

•	results in the acceleration of such indebtedness prior to its express maturity, without such acceleration being rescinded or annulled,

and, in each case, the principal amount of such indebtedness, together with the principal amount of any other such indebtedness under which there is a payment default or the maturity of which has been so accelerated, aggregates $10,000,000 or more and such payment default is not cured or such acceleration is not annulled within 30 days after notice;

(8)	failure by us or any of our material subsidiaries to pay final, nonappealable judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating in excess of $10,000,000, which judgments are not stayed, bonded or discharged within 60 days after their entry; or

(9)	certain events involving our bankruptcy, insolvency or reorganization or that of any of our material subsidiaries.

If an event of default (other than an event of default specified in clause (9) with respect to us) occurs and is continuing, then and in every such case the trustee, by written notice to us, or the holders of not less than 25% in aggregate principal amount of the then outstanding new notes, by written notice to us and the trustee, may declare the unpaid principal of and accrued and unpaid interest and premium, if any, on all the new notes then outstanding to be due and payable. Upon such declaration, such principal amount and accrued and unpaid interest and premium, if any, will become immediately due and payable, notwithstanding anything contained in the new indenture or the new notes to the contrary, but subject to the provisions limiting payment described in “—Subordination.” If any event of default specified in clause (9) occurs with respect to us, all unpaid principal of and accrued and unpaid interest and premium, if any, on the new notes then outstanding will automatically become due and payable, subject to the provisions described in “—Subordination,” without any declaration or other act on the part of the trustee or any holder of new notes.

Holders of the new notes may not enforce the new indenture or the new notes except as provided in the new indenture. A holder of a new note will have the right to begin any proceeding with respect to the new indenture or for any remedy only if:

•	such holder has previously given the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the new notes have made a written request of, and offered indemnification satisfactory to, the trustee to begin such proceeding;

•	the trustee has not started such proceeding within 30 days after receiving the request and the indemnity, if requested; and

•	the trustee has not received a direction inconsistent with such request from the holders of a majority in aggregate principal amount of the new notes during those 30 days.

Subject to the provisions of the new indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the new indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee a security or an indemnity satisfactory to it against any cost, expense or liability. Subject to all provisions of the new indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding new notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. If a default or event of default occurs and is continuing and is known to the trustee, the new indenture requires the trustee to mail a notice of default or event of default to each holder within 60 days of the occurrence of such default or event of default. However, the trustee may withhold from the holders notice of any continuing default or event of default (except a default or event of default in the payment of principal of, interest or premium, if any, on the new notes) if it determines in good faith that withholding notice is in their interest. The holders of a majority in aggregate principal amount of the new notes then outstanding by notice to the trustee may rescind any acceleration of the new notes and its consequences if all existing events of default (other than the nonpayment of principal of, interest and premium, if any, on the new notes that has become due solely by virtue of such acceleration) have been cured or waived and if the rescission would not conflict with any judgment or decree of any court of competent jurisdiction. No such rescission will affect any subsequent default or event of default or impair any right consequent thereto.

Except as provided in the next sentence, the holders of a majority in aggregate principal amount of the new notes then outstanding may, on behalf of the holders of all the new notes, waive any past default or event of default under the new indenture and its consequences, except default in the payment of principal of, interest and premium, if any, on the new notes (other than the nonpayment of principal of, interest and premium, if any, that has become due solely by virtue of an acceleration that has been duly rescinded as provided above) or in respect of a covenant or provision of the new indenture that cannot be modified or amended without the consent of all holders of new notes. A waiver of any of the provisions of Article 11 of the new indenture (which relates to subordination) will require the consent of the holders of at least 75% in aggregate principal amount of the new notes then outstanding if such waiver would adversely affect the holders of the new notes.

We are required to deliver to the trustee annually a statement regarding compliance with the new indenture and we are required, upon becoming aware of any default or event of default, to deliver to the trustee a statement specifying such default or event of default.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the new indenture or the new notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the new notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for new notes), and any existing default or compliance with any provision of the new indenture or the new notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding new notes (including consents obtained in connection with a tender offer or exchange offer for new notes).

Without the consent of each holder affected, an amendment or waiver may not (with respect to any new notes held by a non-consenting holder):

•	reduce the principal amount of new notes whose holders must consent to an amendment, supplement or waiver;

•	reduce the principal of or change the fixed maturity of any new note or alter the provisions with respect to the mandatory repurchase of the new notes;

•	reduce the rate of, or change the time for payment of, interest or premium on any new notes;

•	change the make-whole premium payable pursuant to the new indenture;

•

waive a default or event of default in the payment of principal of or interest or premium, if any, on the new notes (except a rescission of acceleration of the new notes by the holders of at least a majority in aggregate principal amount of the new notes and a waiver of the payment default that resulted from such acceleration);

•	make any new note payable in money other than that stated in the new indenture and the new notes;

•

make any change in the provisions of the new indenture relating to waivers of past defaults or the rights of holders of new notes to receive payments of principal of, or interest or premium, if any, on, the new notes;

•	waive a mandatory repurchase payment with respect to any new note;

•

except as permitted by the new indenture, increase the conversion price or, other than as set forth in the second succeeding paragraph, modify the provisions of the new indenture relating to conversion of the new notes in a manner adverse to the holders; or

•	make any change to the abilities of holders of new notes to enforce their rights under the new indenture.

In addition, any amendment to the provisions of Article 11 of the new indenture (which relates to subordination) will require (1) the consent of the holders of at least 75% in aggregate principal amount of the new notes then outstanding if such amendment would adversely affect the rights of holders of new notes and (2) the consent of each holder of senior debt if such amendment would diminish the rights of such holder of senior debt.

Notwithstanding the foregoing, without the consent of any holder of new notes, we and the trustee may amend or supplement the new indenture or the new notes to:

•

cure any ambiguity, defect or inconsistency or make any other changes in the provisions of the new indenture which we and the trustee may deem necessary or desirable, provided such amendment does not materially and adversely affect the legal rights under the new indenture and the new notes;

•	provide for uncertificated new notes in addition to or in place of certificated new notes;

•	provide for the assumption of our obligations to holders of new notes in the circumstances required under the new indenture as described under “—Merger and Consolidation;”

•	provide for conversion rights or repurchase rights of holders of new notes in certain events such as our consolidation or merger or the sale of all or substantially all of our assets;

•	reduce the conversion price;

•	evidence and provide for the acceptance of the appointment under the new indenture of a successor trustee;

•	make any change that would provide any additional rights or benefits to the holders of new notes or that does not adversely affect the legal rights under the new indenture of any such holder;

•	reopen the new indenture and issue additional new notes in accordance with the provisions of the new indenture; or

•	comply with requirements of the SEC in order to effect or maintain the qualification of the new indenture under the Trust Indenture Act of 1939, as amended.

Satisfaction and Discharge

We may discharge our obligations under the new indenture (excluding certain obligations, such as the obligation to make principal and interest payments in respect of the new notes and to issue our common stock upon conversion of the new notes) while new notes remain outstanding if (a) we deliver to the trustee for cancellation all new notes theretofore authenticated and not theretofore canceled, or (b) all outstanding new notes become due and payable at their scheduled maturity within one year, or are delivered to the trustee for conversion in accordance with the new indenture and, we have

•	deposited with the trustee an amount sufficient to pay and discharge all outstanding new notes on the date of their scheduled maturity, and

•	paid all other sums then payable by us under the new indenture.

Governing Law

The new indenture provides that the new notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law.

Transfer and Exchange

A holder may transfer or exchange new notes in accordance with the new indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and we may require a holder to pay any taxes and fees required by law or permitted by the new indenture. We are not required to transfer or exchange any new note surrendered for repurchase or surrendered for conversion.

The registered holder of a new note will be treated as the owner of it for all purposes.

Book-Entry; Delivery and Form; Global Notes

The new notes will be issued only in fully registered form, without interest coupons, in denominations of $1,000 and integral multiples thereof.

The new notes initially will be represented by one or more new notes in registered, global form without interest coupons, which we refer to as “global new notes.” The global new notes will be deposited upon issuance with the trustee, as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Transfers of beneficial interests in the global new notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Except as set forth below, the global new notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Holders of new notes may not exchange beneficial interests in the global new notes in certificated form except in the limited circumstances described below.

Holders of new notes may not exchange a beneficial interest in a global new note for a new note in certificated form unless (i) DTC notifies us that it is unwilling or unable to continue as depositary for the global new note or DTC has ceased to be a clearing agency registered under the Securities Exchange Act of 1934, and in either case we then fail to appoint a successor depositary or (ii) an event of default has occurred and is continuing. In all cases, certificated new notes delivered in exchange for any portion of a global new note will be executed, authenticated and delivered only in denominations of $1,000 and any integral multiple thereof and registered in such names as the depositary directs.

The descriptions of the operations and procedures of DTC that follow are provided solely as a matter of convenience. These operations and procedures are solely within DTC’s control and are subject to changes by DTC from time to time. We take no responsibility for these operations and procedures and urge investors to contact DTC or its participants directly to discuss these matters.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants, which we refer to as “participants”, and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates.

Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly, which we refer to as “indirect participants.”

DTC has advised us that its current practice, upon the issuance of a global new note, is to credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such global new note to the accounts with DTC of the participants through which such interests are to be held. Ownership of beneficial interests in the global new note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominees (with respect to interests of participants) and the records of participants and indirect participants (with respect to interests of Persons other than participants).

AS LONG AS DTC, OR ITS NOMINEE, IS THE REGISTERED HOLDER OF A GLOBAL NEW NOTE, DTC OR SUCH NOMINEE, AS THE CASE MAY BE, WILL BE CONSIDERED THE SOLE OWNER AND HOLDER OF THE NEW NOTES REPRESENTED BY SUCH GLOBAL NEW NOTES FOR ALL PURPOSES UNDER THE NEW INDENTURE AND THE NEW NOTES. Except in the limited circumstances described above, an owner of a beneficial interest in a global new note will not be entitled to have any portion of a global new note registered in such beneficial owner’s name, will not receive or be entitled to receive physical delivery of a new note in certificated form and will not be considered the owner or holder of the global new note (or any new notes represented thereby) under the new notes or the new indenture.

Investors may hold their interests in a global new note directly through DTC, if they are participants in such system, or indirectly through organizations that are participants in such system. All interests in a global new note will be subject to the procedures and requirements of DTC.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global new note to such persons may be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a global new note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Payments of the principal of, premium, if any, and interest on the global new note will be made to DTC or its nominee, as the case may be, as the registered owner of the global new note. We, the trustee and our agents will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global new note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global new note representing any new notes held by it or its nominee, will immediately credit participant accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global new note for such new notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global new note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name.” Such payments will be the responsibility of such participants.

Interests in a global new note will trade in DTC’s Same-Day Funds Settlement System, and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of new notes (including the presentation of new notes for exchange as described below and the conversion of new notes) only at the direction of one or more participants to whose account with DTC interests in the global new notes are credited and only in respect of such portion of the aggregate principal amount of the new notes as to which such participant or participants has or have given such direction. However, if there is an event of default (as defined below) under the new notes, DTC reserves the right to exchange the global new notes for new notes in certificated form, and to distribute such new notes to its participants.

We, the trustee and our agents will not have any responsibility for the performance by DTC, its participants or indirect participants of its respective obligations under the rules and procedures governing its operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global new notes.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any new notes are outstanding, we will file with the SEC and furnish to the trustee and the holders of new notes all quarterly and annual financial information (without exhibits) required to be contained in a filing on Forms 10-Q and 10-K, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual consolidated financial statements only, a report thereon by our independent auditors. We shall not be required to file any report or other information with the SEC if it does not permit such filing.

The Trustee

The new indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the new indenture. In case an event of default shall occur (and shall not be cured) and holders of the new notes have notified the trustee, the trustee will be required to exercise its rights and powers with the degree of care and skill of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the trustee is under no obligation to exercise any of its rights or powers under the new indenture at the request of any of the holders of new notes, unless they shall have offered to the trustee security and indemnity satisfactory to it.

The new indenture contains certain limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions. However, if it acquires any conflicting interest, it must eliminate such conflict or resign.

No Recourse Against Others

None of our directors, officers, employees, shareholders or affiliates, as such, shall have any liability or any obligations under the new notes or the new indenture or for any claim based on, in respect of or by reason of such obligations or the creation of such obligations. Each holder by accepting a new note waives and releases all such liability. The waiver and release are part of the consideration for the new notes.

DESCRIPTION OF OUR CAPITAL STOCK

We have summarized below the material terms of our capital stock. The following description of the material terms of our capital stock does not purport to be complete and is qualified in its entirety by reference to our articles of organization and by-laws. See “Available Information.” All references within this section to common stock mean our common stock unless otherwise noted.

Authorized Capital Stock

Our amended articles of organization provide that the total number of shares of common stock which may be issued by us is 400,000,000, par value $0.05 per share. No shares of preferred stock are authorized. Each outstanding share of our common stock currently has attached to it one right issued under our shareholder rights plan, which is summarized below.

Description of our Common Stock

Voting. For all matters submitted to a vote of our stockholders, each holder of common stock is entitled to one vote for each share registered in his, her or its name on our books. Our common stock does not have cumulative voting rights. As a result, persons who hold more than 50% of the outstanding common stock entitled to elect members of our board of directors can elect all of the directors who are up for election in a particular year.

Dividends. If our board of directors declares a dividend, holders of our common stock will receive payments from our funds that are legally available to pay dividends.

Liquidation and Dissolution. If we are liquidated or dissolved, the holders of our common stock will be entitled to share ratably in all the assets that remain after we pay our liabilities.

Other Rights and Restrictions. Holders of our common stock do not have preemptive rights, and they have no right to convert their common stock into any other securities. Our common stock is not subject to redemption by us. Our articles of organization and by-laws do not restrict the ability of a holder of common stock to transfer his, her or its shares of common stock. Massachusetts law provides that, if we make a distribution to our stockholders, other than a distribution of our capital stock, when it is insolvent, or that renders it insolvent, then our stockholders would be required to pay back to us the amount of the distribution we made to them, or the portion of the distribution that causes us to become insolvent.

Listing. Our common stock is listed on the NASDAQ Global Market.

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Certain Effects of Authorized but Unissued Stock

We have shares of our common stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, facilitate corporate acquisitions or payable as a dividend on our capital stock. The existence of unissued and unreserved common stock may enable our board of directors to issue shares to persons friendly to current management.

Shareholder Rights Plan

On April 30, 1999, our board of directors adopted a shareholder rights plan. Under the shareholder rights plan, each of our common stockholders received a dividend of one right for each outstanding share of common stock that the stockholder owned. The rights trade automatically with shares of our common stock and become exercisable only under the circumstances described below.

The purpose of the rights is to encourage potential acquirors to negotiate with our board of directors before attempting a takeover bid and to provide our board of directors with leverage in negotiating on behalf of our stockholders the terms of any proposed takeover. The rights may have antitakeover effects. They should not, however, interfere with any merger or other business combination approved by our board of directors.

The following description is a summary of the material terms of our shareholder rights plan. It does not restate all of the terms of the plan. We urge you to read the our rights agreement because it, and not this description, defines the terms and provisions of the plan. We have filed a copy of the rights agreement and amendments to the rights agreement as exhibits to our Registration Statement on Form 8-A, which we filed with the SEC on May 3, 1999, and our Amendment No. 1 to Registration Statement on Form 8-A, which we filed with the SEC on June 23, 2008.

Exercise of Rights. Until a right is exercised, the holder of a right will not have any rights as a stockholder. When the rights become exercisable, holders of the rights will be able to purchase from us one share of our common stock at a purchase price of $45.

In general, the rights will become exercisable upon the earlier of:

•

ten business days (or such later date as may be determined by our board of directors) following a public announcement by us that a person or group has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of our common stock; or

•

ten business days (or such later date as may be determined by our board of directors) after the beginning of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of our common stock.

Flip In Event. If a person or group becomes the beneficial owner of 15% or more of our common stock, then each right will then entitle its holder to receive, upon exercise, a number of shares of our common stock which is equal to the exercise price of the right divided by one-half of the market price of our common stock on the date of the occurrence of this event. We refer to this occurrence as a flip in event.

Flip Over Event. If at any time after a person or group becomes the beneficial owner of 15% or more of our common stock,

•	we are acquired in a merger or other transaction in which we do not survive or in which our common stock is changed or exchanged; or

•	50% or more of our assets or earning power is sold or transferred;

then each holder of a right will be entitled to receive, upon exercise, a number of shares of common stock of the acquiring company in the transaction equal to the exercise price of the right divided by one-half of the market price of the acquiring company’s common stock on the date of the occurrence of this event.

Exchange of Rights. At any time after a flip in event, our board of directors may exchange the rights by providing to the holders of rights one share of our common stock for each right.

Redemption of Rights. At any time until ten business days after the date on which a person or group acquires beneficial ownership of 15% or more of the outstanding shares of our common stock, we may redeem the rights at a price of $.001 per right. The rights will expire on the close of business on April 30, 2009, subject to earlier expiration or termination as described in the shareholder rights plan.

Massachusetts Law and Charter and By-Law Provisions

Staggered Board of Directors. Our by-laws provide for the division of our board of directors into three classes as nearly equal in size as possible with staggered three-year terms. We are also subject to provisions of the Massachusetts General Laws providing that the boards of public companies have staggered terms. Our by-laws also provide that directors may be removed only for cause by the affirmative vote of the holders of a majority of the shares of our capital stock entitled to vote in the election of directors or a majority of directors then in office. In addition, any vacancy on our board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by vote of a majority of the directors then in office. The classification of our board of directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us.

Limitation of Liability; Indemnification. Our articles of organization contain provisions permitted under the Massachusetts General Laws relating to the liability of directors. The provisions eliminate a director’s liability for monetary damages for a breach of fiduciary duty, except in circumstances involving certain proscribed conduct, such as the breach of a director’s duty of loyalty or intentional misconduct. The limitation of liability described above does not alter the liability of our directors and officers under federal securities laws. In addition, Our by-laws contain provisions requiring us to indemnify our directors and officers under specified circumstances. These provisions do not limit or eliminate our right or the right of any of our stockholders to seek non-monetary relief, such as an injunction or rescission, in the event of a breach by a director or an officer of his or her duty of care to us. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

Special Meetings of Stockholders. Our by-laws impose restrictions and limitations on the ability of stockholders to call special meetings of stockholders. For example, requests for stockholder meetings may be made only during limited periods of time and must be made by a group of stockholders holding at least 40% of the outstanding capital stock entitled to vote at the meeting.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our by-laws provide that nominations for election to our board of directors may be made either by our board of directors or by a stockholder who complies with specified notice provisions. Our by-laws contain similar advance notice provisions for stockholder proposals for action at stockholder meetings.

Business Combinations with Interested Stockholders. The Massachusetts General Laws contain antitakeover provisions regarding, among other things, business combinations with an affiliated stockholder. In general, the Massachusetts General Laws prevent a publicly held Massachusetts corporation from engaging in a business combination, as defined in the Massachusetts General Laws, with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•

before the date on which the person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction in which the person became an interested stockholder;

•	the interested stockholder acquires 90% of the outstanding voting stock of the corporation at the time it becomes an interested stockholder; or

•

the business combination is approved by the board of directors and the holders of two-thirds of the outstanding voting stock of the corporation voting at a meeting, excluding the voting stock owned by the interested stockholder.

An interested stockholder is generally a person owning more than 5% of the outstanding voting stock of the corporation. A business combination includes mergers, consolidations, stock and asset sales and other transactions with the interested stockholder which result in a financial benefit to the interested stockholder.

Control Share Acquisitions. We have elected to opt out of the control share acquisitions provisions of the Massachusetts General Laws. We could, however, opt into these control share acquisitions provisions at any time by amending our by-laws.

In general, the control share acquisitions provisions of the Massachusetts General Laws provide that any person, including his, her or its affiliates, who acquires shares of a corporation that is subject to the control share acquisitions statute and whose shares represent one-fifth or more, one-third or more, or a majority or more of the voting power of the corporation in the election of directors cannot exercise any voting power with respect to those shares, or any shares acquired by the person within 90 days before or after an acquisition of this nature, unless these voting rights are authorized by the stockholders of the corporation.

The authorization of voting rights requires the affirmative vote of the holders of a majority of the outstanding voting shares, excluding shares owned by:

•	the person making an acquisition of this nature;

•	any officer of the corporation; and

•	any employee who is also a director of the corporation.

There are several other types of share acquisitions that are not subject to these provisions of the Massachusetts General Laws, including acquisitions of shares under a tender offer, merger or consolidation which is made in connection with an agreement to which the corporation is a party and acquisitions of shares directly from the corporation or a wholly owned subsidiary of the corporation.

Transactions with Related Persons. Our by-laws provide that the affirmative vote of not less than 75% of all outstanding shares of our common stock entitled to vote on the matter and not less than two-thirds of all outstanding shares not held by a “related person,” as defined below, are required for the approval of any business, financial, employment or other agreement or arrangement with a related person, or any action, consent or other arrangement which affects our rights or obligations with respect to a related person, including:

•

a merger, consolidation or share exchange involving us or any of our subsidiaries with or into a related person or a corporation which would be an affiliate of a related person after such merger, consolidation or share exchange;

•	a merger or consolidation of a related person into us;

•

a sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or other security device, of all or any of our tangible or intangible assets or those of one of our subsidiaries to a related person;

•	a sale, lease, exchange, transfer, loan or other disposition of all or any tangible or intangible assets of a related person to us or one of our subsidiaries;

•	the issuance of any of our securities or the loan of any of our assets or those of our subsidiaries to a related person;

•	any recapitalization which would increase the voting power of a related person;

•	any loan or other extension of credit by us to a related person or by a related person to us;

•	any employment or consulting agreement or arrangement between us and a related person; and

•	any agreement, contract or other arrangement providing for any of the above.

A “related person” is defined in our by-laws as an individual, corporation, partnership or other person or entity which, together with its affiliates and associates (as defined in Rule 12b-2 of the Securities Exchange Act), beneficially owns (as defined in Rule 13d-3 of the Securities Exchange Act) in the aggregate 10% or more of the shares of our common stock entitled to vote generally for directors, and any affiliate or associate of such person or entity.

Notwithstanding the foregoing, stockholder approval is not required if two-thirds of the directors who were members of our board immediately before the time that any related person involved in a transaction described above became a related person have approved the transaction, or if the transaction is between our and one of our wholly-owned subsidiaries.

This section of our by-laws may only be amended by the same affirmative vote as required for a transaction with a related person, unless an amendment is declared advisable by two-thirds of the directors who were members of our board immediately before the time that any related person involved in a transaction described above became a related person, in which case it may be approved by a two-thirds vote of our outstanding common stock entitled to vote thereon.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of material U.S. federal income tax consequences associated with participation in the exchange offer and with the ownership and disposition of the new notes acquired in the exchange and of any shares of common stock received upon a subsequent conversion of such new notes. This summary is generally limited to holders that hold the outstanding old notes, the new notes and the shares of common stock received on a conversion of new notes as “capital assets” (generally, property held for investment) for U.S. federal income tax purposes. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, including, without limitation, tax-exempt organizations, holders subject to the U.S. federal alternative minimum tax, dealers in securities or currencies, traders in securities that elect to use mark-to-market accounting for their securities, banks and other financial institutions, insurance companies, regulated investment companies, real estate investment trusts, certain former citizens or residents of the United States, partnerships, S corporations or other pass-through entities, U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar and persons that hold outstanding old notes, new notes or shares of our common stock in connection with a “straddle”, “hedging”, “conversion” or integrated transaction for U.S. federal income tax purposes.

The U.S. federal income tax considerations set forth below are based upon the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, court decisions, and rulings and pronouncements of the IRS, all as in effect on the date hereof and, all of which are subject to change or revised interpretation, possibly on a retroactive basis. We have not sought any ruling from the IRS with respect to statements made and conclusions reached in this discussion, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

As used herein, the term “U.S. holder” means a beneficial owner of an outstanding old note, new note or common stock acquired upon conversion of a new note that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States,

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any State thereof or the District of Columbia,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•

a trust, if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or if the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

As used herein, the term “non-U.S. holder” means a beneficial owner of an outstanding old note, new note or common stock acquired upon conversion of a new note that is neither a U.S. holder nor a partnership or an entity treated as a partnership for U.S. federal income tax purposes.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of an outstanding old note, new note or shares of our common stock acquired upon conversion of a new note, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is treated as a partnership for U.S. federal income tax purposes and partners in such a partnership should consult their tax advisors about the U.S. federal income tax consequences of participating in the exchange offer and the ownership and disposition of new notes and shares of common stock acquired upon conversion of new notes. This discussion does not address the tax consequences arising under any state, local or foreign law. Furthermore, except as explicitly indicated to the contrary below, this summary does not consider the effect of the U.S. federal estate or gift tax laws.

Holders of old notes considering participating in the exchange offer should consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

General

The U.S. federal income tax consequences of participating in the tender offer will depend in part upon whether the exchange of outstanding old notes for new notes and the additional consideration constitutes a “significant modification” of the outstanding old notes and whether the outstanding old notes and the new notes constitute “securities” for purposes of the U.S. federal income tax rules regarding “recapitalizations.”

Significant Modifications

In general, a “significant modification” of an existing debt instrument, whether effected pursuant to an amendment to the terms of a debt instrument or an actual exchange of an existing debt instrument for a new debt instrument, will be treated as an exchange of the existing debt instrument for a new debt instrument for U.S. federal income tax purposes. A modification will be considered “significant” if the legal rights or obligations that are altered and the degree to which they are altered are economically significant. Under the relevant U.S. Treasury regulations the change in yield that results from the exchange of the outstanding old notes for cash and new notes should be a significant modification. By participating in the exchange offer, each holder will be deemed to have agreed pursuant to the indenture governing the new notes to treat the exchange as resulting in a significant modification of the outstanding old notes for U.S. federal income tax purposes, unless otherwise required by law.

Recapitalizations

The U.S. federal income tax consequences of the exchange of new notes and cash for outstanding old notes pursuant to the exchange offer depend upon whether the outstanding old notes and the new notes are “securities” for purposes of the U.S. federal income tax rules regarding “recapitalizations.” If both the outstanding old notes and the new notes are “securities” for these purposes, then the exchange will be treated as a “recapitalization.” If the exchange were treated as a recapitalization, exchanging holders would recognize gain (but not loss) to the extent of the additional consideration received, provided that cash basis holders would treat the portion of any amount realized that corresponded to accrued but unpaid interest on the outstanding old notes as interest income. If either the outstanding old notes or the new notes are not “securities,” the exchange will be treated as a fully taxable transaction.

Whether a debt instrument constitutes a security depends upon a variety of factors, including the term of the instrument (which is regarded as one of the most significant factors). As a general rule, a debt instrument with a term of less than five years will not be considered a security (although debt instruments with significantly shorter terms may be “securities” if issued in exchange for debt instruments that originally had terms of greater than five years), and a debt instrument with a term of ten years or more will be considered a security. Because the term of the new notes will be less than five years and they are being issued in exchange for the outstanding old notes which had original terms of less than five years, the new notes likely will not be characterized as securities for U.S. federal income tax purposes. Accordingly, while it is not free from doubt, the exchange is likely to be a fully taxable transaction and not a recapitalization, and we intend to so report it. There can be no assurance that the IRS or a court, however, will not take a contrary position, and, accordingly, there can be no assurance that the exchange will not be treated as part of a recapitalization transaction for U.S. federal income tax purposes. Holders of outstanding old notes that are considering participating in the exchange offer should consult their own tax advisors with respect to the U.S. federal income tax consequences if the exchange offer were recharacterized as a recapitalization.

Consequences of the Exchange

Consequences to U.S. holders

Gain or loss. Holders participating in the exchange offer will recognize gain or loss (subject to potential application of the wash sale rules that would disallow losses) in an amount equal to the difference between the amount realized (other than any amounts attributable to accrued but unpaid interest not previously included in income, which amounts would be treated as interest income) and their adjusted tax basis in the outstanding old notes surrendered. The amount realized will be the sum of (1) the note exchange payments received, (2) the amount of any cash payment received in lieu of a factional new note and (3) the “issue price” of the new notes. Cash received with respect to accrued but unpaid interest will be treated as interest income to the extent not previously included in income and as the non-taxable receipt of previously taxed income otherwise.

Under the relevant Treasury regulations, if the new notes are “publicly traded” then the issue price of the new notes will be their fair market value on the settlement date of the exchange offer. Although the matter is not free from doubt, we expect that the new notes will be considered to be publicly traded within the meaning of the relevant Treasury regulations and, accordingly, the issue price of the new notes should be their fair market value on the settlement date of the exchange offer.

The trading volume and frequency of the outstanding old notes is relatively low, and the trading volume and frequency of the new notes also is expected to be low. Even though the new notes are expected to be publicly traded, it is possible that there will not be any actual trading in the new notes. Further, neither the Code nor the Treasury regulations require that the fair market value of a publicly traded note equal its trading price. The Company intends to analyze all of the relevant data (including, but not limited to, any trading prices of the new notes, recent trading prices of the outstanding old notes and recent prices paid by the Company to purchase outstanding old notes in privately negotiated transactions) to arrive at the fair market value of the new notes. The Company’s determination of the fair market value of the new notes, however, could be challenged by the IRS. A successful challenge by the IRS could cause the issue price of the new notes to be redetermined. If that were to occur, holders participating in the exchange offer could be required to recognize a different amount of gain or loss on the exchange.

We will be unable to determine the fair market value and, accordingly, the issue price of the new notes until after the exchange has occurred. Holders may call our Chief Financial Officer at (781) 461-1000 following the closing of the exchange offer to learn our determination of the issue price of the new notes.

Characterization of gain or loss. Any gain or loss from the exchange of outstanding old notes pursuant to the exchange offer will generally be treated as capital gain or loss, except that any such gain will be treated as ordinary income to the extent of accrued market discount on the outstanding old note not previously included in income for U.S. federal income tax purposes. An outstanding old note will generally be treated as having been acquired with market discount if the tax basis of the U.S. holder in such outstanding old note upon purchase from a holder of the old note rather than the Company was less than such outstanding old note’s “adjusted issue price” (generally, the old note’s original issue price increased by the amount of any accrued original issue discount) by more than a specified de minimis amount.

Possible application of the wash sale rules. The “wash sale” rules can operate to disallow losses on the disposition of a security where, within 30 days of such disposition, the taxpayer acquires “substantially identical” securities. In such circumstances, the taxpayer’s basis in the substantially identical security acquired reflects the loss that was disallowed. Although the matter is not free from doubt and there is no authority directly on point, we believe that the new notes will not be treated as “substantially identical” to the outstanding old notes. There can be no assurances, however, that the wash sale rules will not be found to apply to the exchange.

Backup withholding and information reporting. U.S. holders participating in the exchange offer will, unless an exemption is otherwise available, need to provide certain U.S. tax forms in order to avoid being subject to backup withholding tax and information reporting with respect to the proceeds of the exchange. A noncorporate

U.S. holder will only be subject to backup withholding where the noncorporate U.S. holder (1) fails to furnish his or her “taxpayer identification number”, or TIN, (2) furnishes an incorrect TIN, (3) is notified by the IRS that he or she has failed to properly reports payments of interest or dividends or (4) under certain circumstances, fails to certify, under penalties of perjury, that he or she has furnished a correct TIN and has not been notified by the IRS that he or she is subject to backup withholding. Backup withholding tax is not an additional tax; any amount so withheld may be credited against the U.S. holder’s federal income tax liability. If backup withholding tax results in an overpayment of U.S. federal income taxes, a refund may be obtained from the IRS, provided that required information is timely furnished.

Consequences to non-U.S. holders

The determination of whether a non-U.S. holder is require to recognize gain or loss on the exchange and the amount of gain or loss realized by a non-U.S. holder is determined in the same manner as set forth above in connection with U.S. holders.

Taxation of recognized gain. Non-U.S. holders that realize gain as a result of participation in the exchange offer will generally not be subject to U.S. federal income taxation in respect of such gain unless: (i) the non-U.S. holder is an individual who was present in the United States for 183 days or more during the taxable year in which the exchange occurs and certain other conditions are met, in which case the gain will be subject to tax at a rate of 30%; (ii) such gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States and, if certain U.S. income tax treaties apply, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States, in which case the non-U.S. holder will be subject to tax on the net gain derived from exchange at regular graduated U.S. federal income tax rates and in the same manner as if the non-U.S. holder were a U.S. holder and could be subject to the branch profits tax of 30% (or lower treaty rate) on its effectively connected earnings and profits for that taxable year; and (iii) we are, or have been, a “United States real property holding corporation”, or USRPHC, at any time within the shorter of the non-U.S. holder’s holding period or the 5-year period ending on the date of disposition of the outstanding old notes and the non-U.S. holders owns outstanding old notes with a fair market value of more than 5% of the fair market value of our common stock, measured on the date of the most recent acquisition of such outstanding old notes. We believe that we are not, and we do not anticipate becoming, a USRPHC.

Accrued interest. To the extent a non-U.S. holder receives in the exchange amounts attributable to accrued interest, such payments will not be subject to U.S. federal income tax or withholding tax, provided that (i) such non-U.S. holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code, (ii) such non-U.S. holder is not a “controlled foreign corporation” within the meaning of Section 957(a) of the Code with respect to which we are a “related person” within the meaning of Section 864(d)(4) of the Code, (iii) such interest is not effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States, or a permanent establishment maintained in the United States if certain tax treaties apply, and (iv) (a) the non-U.S. holder provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN or other applicable form) or (b) the non-U.S. holder holds the outstanding old notes through certain foreign intermediaries, certain foreign partnerships or pass-through entities, and the non-U.S. holder and the foreign intermediary, foreign partnership or pass-through entity satisfy the certification requirements of applicable Treasury regulations.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless the non-U.S. holder provides us with a properly executed (i) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding pursuant to an applicable income tax treaty or (ii) IRS Form W-8ECI (or other applicable form) stating that interest paid on the old notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. If a non-U.S. holder is engaged in a trade or business in the United States and interest on the old notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base, then, although the non-U.S. holder will be exempt from the 30% withholding tax provided the certification requirements discussed above are satisfied, the non-U.S. holder will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax of 30% (or lesser rate under an applicable income tax treaty) on its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Backup withholding. Holders participating in the exchange offer will, unless an exemption is otherwise available, need to provide certain U.S. tax forms in order to avoid being subject to backup withholding tax with respect to the proceeds of the exchange. In the case of a non-U.S. holder, the holder must certify as to its non-U.S. status under penalties of perjury on an applicable IRS Form W-8. Backup withholding tax is not an additional tax; any amount so withheld may be credited against the U.S. holder’s federal income tax liability. If backup withholding tax results in an overpayment of U.S. federal income taxes, a refund may be obtained from the IRS, provided that required information is timely furnished.

Consequences to holders not participating in the exchange offer

Holders who do not participate in the exchange offer will not recognize any gain or loss for U.S. federal income tax purposes as a result of the exchange offer. Non-exchanging holders will continue to have the same tax basis and holding period in their outstanding old notes as they had prior to the exchange offer, and the tax treatment of such outstanding old notes generally will not be affected by the exchange offer.

Consequences of Ownership and Disposition of New Notes and Common Stock

Consequences to U.S. holders

Stated interest. Payments of stated interest on a new note, including “qualified stated interest” (as defined below), generally will be included in the gross income of a U.S. holder as interest income at the time such interest is received or accrued in accordance with the U.S. holder’s regular method of tax accounting, and will be taxable as ordinary income.

Original issue discount. It is expected that the new notes will be issued with original issue discount (“OID”) for U.S. federal income tax purposes. The amount of OID on a new note will equal the excess of the “stated redemption price at maturity” of the new note over its “issue price.” The “stated redemption price at maturity” of a new note is the total of all payments to be made under the new note other than “qualified stated interest” (generally, stated interest that is unconditionally payable in cash or property at least annually at a single fixed rate or at certain floating rates that properly take into account the length of the interval between stated interest payments) and, in this case, is expected to equal the principal amount of the new note, increased by the 7.5% maturity premium. As discussed above under “Consequences of the Exchange—Consequences to U.S. holders—Gain or loss,” the issue price for the new notes will be their fair market value on the settlement date of the exchange offer. The Company intends to analyze all of the relevant data (including, but not limited to, any trading prices of the new notes, recent trading prices of the outstanding old notes and recent prices paid by the Company to purchase outstanding old notes in privately negotiated transactions) to arrive at the fair market value of the new notes as of the settlement date of the exchange offer. The Company’s determination of the fair market value of the new notes, however, could be challenged by the IRS.

Each U.S. holder must include in income for a given taxable year the daily portion of the OID that accrues on the new note for each day during the taxable year on which such U.S. holder holds the new note. Thus, a U.S. holder of a new note will be required to include amounts in income in advance of the receipt of cash to which the OID is attributable. A daily portion of OID is determined by allocating to each day in any “accrual period” a pro rata portion of the OID that accrued during such period. Applicable Treasury regulations permit a U.S. holder to use accrual periods of any length from one day to one year to compute accruals of OID, provided that the yield to maturity is adjusted to reflect the accrual period selected, and further provided that each scheduled payment of principal or interest occurs either on the first or the last day of an accrual period. If the IRS were to successfully challenge the Company’s determination of the fair market value of the new notes, it could significantly affect the amount of OID that a U.S. holder must include in income for a given taxable year.

The amount of OID that accrues with respect to any accrual period is the product of the new note’s “adjusted issue price” at the beginning of the accrual period and the new note’s “yield to maturity” less the amount of any qualified stated interest allocable to the accrual period. The adjusted issue price of each new note at the start of any accrual period equals the sum of the issue price of such new note and the aggregate amount of previously accrued OID, less any prior payments on the new note other than payments of qualified stated interest. The yield to maturity of the new notes generally is the discount rate that, when applied to all payments to be made on the new notes, produces a present value equal to the issue price of the new notes. The yield and maturity of a debt instrument will be determined by taking into account any unconditional option that the holder or issuer of the debt instrument has to require payments to be made on the debt instrument under an alternative payment schedule. For these purposes, if a holder has an option to put the debt instrument to the issuer, that option will be deemed exercised if it would maximize the yield on the debt instrument. Although holders may require us to repurchase the new notes following the occurrence of certain change in control transactions, we intend to take the position for U.S. federal income tax purposes that this possibility does not give the new note holders an “option” to put the new notes to us at any time. This position is based in part on our determination that requiring us to repurchase our new notes is conditional on an event (rather than the passage of time) and that the possibility of such occurrence is “remote” or “incidental” within the meaning of applicable Treasury regulations. Except as otherwise specifically discussed herein, the remainder of this discussion assumes that our position is correct.

Additional payments. Under the indenture, in certain circumstances we may also be required to (a) adjust the conversion rate of the new notes as described in “Description of New Notes—Conversion Right” or (b) make an additional payment in cash with respect to new notes converted by holders in an amount equal to the aggregate amount of interest that would have been payable on the new notes through the maturity date. We intend to take the position for U.S. federal income tax purposes that the possibility of such adjustments or payments should not cause the new notes to be subject to the special rules applicable to contingent payment debt instruments. Instead, we intend to take the position that any payments of additional interest or additional amounts should be taxable to a U.S. holder as ordinary interest income when received or accrued, in accordance with such U.S. holder’s usual method of tax accounting, and that any additional consideration resulting from an adjustment to the conversion rate should be taken into account upon a conversion of the new notes. This position is based in part on our determination that as of the date of issuance of the new notes, the possibility that such additional payments or adjustment to the conversion rate will be made is a “remote” or “incidental” contingency within the meaning of applicable Treasury regulations. Our position in this regard is binding on a U.S. holder unless the U.S. holder discloses a contrary position to the IRS. However, this position is not binding on the IRS and the IRS may take a contrary position from that described above, which could affect the timing and character of both income from the new notes and our deduction with respect to the potential additional payments. The remainder of this discussion assumes that the new notes are not treated as contingent payment debt instruments.

Election to include all interest in income using a constant yield method. All U.S. holders generally may elect to include in income all interest (including stated interest and OID) that accrues on a new note by using the constant yield method applicable to OID, subject to certain limitations and exceptions. Because this election will affect how the U.S. holder treats debt instruments other than the new notes, it should be made only in consultation with a tax advisor.

Conversion of new notes. At our election, we may settle new notes tendered for conversion entirely in cash, entirely in shares of our common stock (except for cash in lieu of any fractional shares) or by net share settlement, as described above under “Description of New Notes—Conversion Rights.”

In the event that we deliver solely cash upon such a conversion, the U.S. holder’s gain or loss will be determined in the same manner as if the U.S. holder disposed of the new notes in a taxable disposition (as described below under “Consequences to U.S. holders—Sale, exchange or retirement of the new notes”).

In the event that we deliver solely shares of common stock upon such a conversion, a U.S. holder of new notes generally will not recognize gain or loss on the conversion of the new notes, except to the extent of any cash received in lieu of a fractional share. The U.S. holder’s tax basis in the shares of common stock received upon conversion of the new notes will be equal to the holder’s aggregate tax basis in the new notes converted, less any portion allocable to cash received in lieu of a fractional share. The holding period of the shares of common stock received by the holder upon conversion of new notes generally will include the period during which the holder held the new notes prior to the conversion. Cash received in lieu of a fractional share of common stock will be treated as a payment in exchange for the fractional share and generally will result in capital gain or loss. Gain or loss recognized on the receipt of cash paid in lieu of a fractional share generally will equal the difference between the amount of cash received and the amount of tax basis allocable to the fractional share exchanged.

In the event that we deliver common stock and cash upon such a conversion as a result of a net share settlement, the cash payment received would generally be treated as proceeds from the sale of a portion of the new note and taxed in the manner described under “Consequences to U.S. holders—Sale, exchange or retirement of the new notes” below (or in the case of cash received in lieu of a fractional share, taxed as a disposition of a fractional share), and the common stock received would be treated as having been received upon a conversion of the new note, which generally would not be taxable to a U.S. holder. In such case, the U.S. holder’s tax basis in the new note would generally be allocated pro rata among the common stock received, the fractional share that is treated as sold for cash and the portion of the new note that is treated as sold for cash. The holding period for the common stock received in the conversion would include the holding period for the new notes.

Sale, exchange or retirement of the new notes. Upon the sale, redemption, repurchase, retirement or other disposition of a new note, a U.S. holder generally will recognize gain or loss equal to the difference between (i) the sum of the amount of cash proceeds and the fair market value of any property received on the disposition (except to the extent such amount is attributable to accrued but unpaid stated interest, which is taxable as ordinary income if not previously included in such U.S. holder’s income) and (ii) such U.S. holder’s adjusted tax basis in the new note. A U.S. holder’s adjusted tax basis in a new note generally will equal the fair market value of the new note on the settlement date of the exchange offer (i) increased by any accrued OID the U.S. holder has included in income and (ii) decreased by the amount of any payments, other than qualified stated interest payments, received. Any gain or loss recognized on such a disposition of a new note will be capital gain or loss and will generally be long term capital gain or loss if the new note has been held for more than one year at the time of the disposition. The deductibility of capital losses may be subject to limitations.

Dividends. If, after a U.S. holder converts a new note into common stock, we make a distribution in respect of that stock, the distribution will be treated as a dividend, taxable to the U.S. holder as ordinary income, to the extent it is paid from our current or accumulated earnings and profits. If the distribution exceeds our current and accumulated profits, the excess will be treated first as a nontaxable return of capital reducing the U.S. holder’s tax basis in the U.S. holder’s stock. Any remaining excess will be treated as capital gain. We are required to provide shareholders who receive dividends with an information return on IRS Form 1099-DIV that states the extent to which the dividend is paid from our current or accumulated earnings and profits and is thus taxable. U.S. holders that are corporations generally will be able to claim a deduction equal to a portion of any dividends received. Under U.S. federal income tax law subject to expiration after December 31, 2010, dividends paid to non-corporate U.S. holders generally will be subject to U.S. federal income tax at rates applicable to net capital gains, provided that certain holding period and other requirements are met.

Adjustments to conversion rate. The conversion rate is subject to adjustment under specified circumstances, including upon certain change in control transactions as described in “Description of the New Notes—Conversion Rights.”

A U.S. holder of new notes could, in certain circumstances, be deemed to have received a distribution of our common stock if and to the extent that the conversion rate is adjusted, which could result in ordinary income to the extent of our current and accumulated earnings and profits. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the new notes will generally not be deemed to result in a constructive distribution of our common stock. Certain of the possible adjustments provided in the new notes (including, without limitation, adjustments in respect of taxable dividends to our shareholders) may not qualify as being made pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the U.S. holder may be deemed to have received constructive distributions from us, even though such U.S. holder has not received any cash or property as a result of such adjustments. The tax consequences of the receipt of a distribution from us are described above under “—Dividends.”

Sale or exchange of common stock. A U.S. holder generally will recognize capital gain or loss on a sale or exchange of common stock. The U.S. holder’s gain or loss will equal the difference between the amount realized by the U.S. holder and the U.S. holder’s adjusted tax basis in the stock. The amount realized by the U.S. holder will include the amount of any cash and the fair market value of any other property received for the stock. Capital gain or loss recognized by a U.S. holder on a sale or exchange of stock will be long-term if the holder held the stock for more than one year. A U.S. holder’s basis and holding period in common stock received upon a conversion of a new note are determined as discussed above under “—Conversion of new notes.” The deductibility of capital loss is subject to certain limitations.

Information Reporting and Backup Withholding. Information reporting requirements generally will apply to payments of interest on the new notes and dividends on shares of common stock and to the proceeds of a sale of a new note or share of common stock paid to a U.S. holder unless the U.S. holder is an exempt recipient (such as a corporation). A backup withholding tax will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

Consequences to Non-U.S. holders

The rules governing the U.S. federal income taxation of a non-U.S. holder are complex and the following discussion addresses only certain and not all aspects of the U.S. federal income taxation of such holders. Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations” and “passive foreign investment companies.”

Principal and interest on the new notes. Payments of principal or interest (including amounts received on disposition of the note attributable to accrued but unpaid stated interest) on the new notes by us or our paying agent to a beneficial owner of a new note that is a non-U.S. holder generally will not be subject to U.S. federal income tax or U.S. withholding tax, provided that, in the case of interest (including additional interest) on the new notes, (i) such non-U.S. holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code, (ii) such non-U.S. holder is not a “controlled foreign corporation” within the meaning of Section 957(a) of the Code with respect to which we are a “related person” within the meaning of Section 864(d)(4) of the Code, (iii) such interest is not effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States, or a permanent establishment maintained in the United States if certain tax treaties apply, and (iv) (a) the non-U.S. holder provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN or other applicable form) or (b) the non-U.S. holder holds the new notes through certain foreign intermediaries, certain foreign partnerships or pass-through entities, and the non-U.S. holder and the foreign intermediary, foreign partnership or pass-through entity satisfy the certification requirements of applicable Treasury regulations.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless the non-U.S. holder provides us with a properly executed (i) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding pursuant to an applicable income tax treaty or (ii) IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. If a non-U.S. holder is engaged in a trade or business in the United States and interest on the new notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base, then, although the non-U.S. holder will be exempt from the 30% withholding tax provided the certification requirements discussed above are satisfied, the non-U.S. holder will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax of 30% (or lesser rate under an applicable income tax treaty) on its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Gain on the sale, exchange or other disposition of a new note or our common stock. A non-U.S. holder of a new note or common stock will not be subject to U.S. federal income tax on gains realized on the sale, exchange or other disposition of such new note or common stock (except to the extent such amount is attributable to accrued but unpaid stated interest, which is treated as described in “—Principal and interest on the new notes,” above) unless (i) such non-U.S. holder is an individual who holds the new note or common stock as a capital asset and is present in the United States for 183 days or more in the taxable year of sale, exchange or other disposition, and certain conditions are met, in which case the gain will be subject to tax at a rate of 30%; (ii) such gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States and, if certain U.S. income tax treaties apply, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States, in which case the non-U.S. holder will be subject to tax on the net gain derived from the sale, exchange or other disposition at regular graduated U.S. federal income tax rates and in the same manner as if the non-U.S. holder were a U.S. holder and could be subject to the branch profits tax equal to 30% (or lower treaty rate) of its effectively connected earnings and profits for that taxable year; and (iii) we are, or have been, a USRPHC during the shorter of the non-U.S. holder’s holding period or the 5-year period ending on the date of disposition of the new notes or common stock, as the case may be, provided, that as long as our common stock is regularly traded on an established securities market, generally only non-U.S. holders (a) who have held more than 5% of such class of stock or more than 5% of the notes at any time during such five-year or shorter period or (b) if the new notes are not “regularly traded,” who have acquired new notes with a fair market value of more than 5% of our common stock, measured on the date of the most recent acquisition of such new notes would be subject to taxation under this rule. We believe that we are not, and we do not anticipate becoming, a USRPHC.

Conversion of the new notes. Non-U.S. holders generally will be subject to the same rules as U.S. holders on a conversion of new notes. Such rules are described above under the heading “—Consequences to U.S. holders—Conversion of the new notes.” To the extent gain is realized on the conversion, such gain would be subject to the rules described above with respect to the sale or exchange of a new note or common stock. See “—Gain on the sale, exchange or other disposition of a new note or our common stock.”

Dividends and adjustment of conversion rate. If, after a non-U.S. holder converts a new note into common stock, we make distributions on our common stock (or if there are any deemed distributions resulting from certain adjustments, or failures to make certain adjustments, to the number of shares of common stock to be issued on a conversion of the new notes, see “—Consequences to U.S. holders—Adjustments to conversion rate” above), the distributions will constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Except as described below under “—Certification Requirements,” dividends paid on common stock (or constructive distributions treated as dividends) held by a non-U.S. holder will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where an income tax treaty applies, are attributable to a U.S. permanent establishment or fixed base, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. In addition, any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

As discussed under “—Principal and interest on the new notes,” certain certification requirements and disclosure requirements must be complied with in order to claim the benefit of an applicable treaty rate or for effectively connected income to be exempt from withholding. Because a constructive dividend deemed received by a non-U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay withholding taxes on behalf of a non-U.S. holder, we may, at our option, set-off any such payment against payments of cash and common stock payable on the notes. A non-U.S. holder may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Backup withholding and information reporting. Generally, we must report annually to the IRS and to non-U.S. holders the amount of interest and dividends paid to non-U.S. holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest, dividends and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest or dividends that we make, provided the non-U.S. holder provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an appropriate IRS Form W-8) and we do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, who is not an exempt recipient. However, a non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a note or share of our common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the statement described above has been received, and we do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, who is not an exempt recipient, or the non-U.S. holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

U.S. estate tax considerations. New notes owned or treated as owned by an individual who is not a citizen or resident (as specifically defined for U.S. federal estate tax purposes) of the United States at the time of death, referred to as a “nonresident decedent”, will not be includible in the nonresident decedent’s gross estate for U.S. federal estate tax purposes as a result of such nonresident decedent’s death, provided that, at the time of death, the nonresident decedent does not own, actually or by attribution, 10% or more of the total combined voting power of all classes of our stock entitled to vote and payments with respect to such new notes would not have been effectively connected with the conduct of a U.S. trade or business by the nonresident decedent. Common stock owned or treated as owned by a nonresident decedent will be includible in the nonresident decedent’s gross estate for U.S. federal estate tax purposes as a result of the nonresident decedent’s death. Subject to applicable treaty limitations, if any, a nonresident decedent’s estate may be subject to U.S. federal estate tax on property includible in the estate for U.S. federal estate tax purposes.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS

To our knowledge, none of our directors, executive officers or controlling persons, or any of their affiliates, beneficially own any old notes or will be tendering any old notes pursuant to the exchange offer.

TRANSACTIONS IN OLD NOTES

Except as set forth below, neither we nor any of our subsidiaries nor, to our knowledge, any of our directors, executive officers or controlling persons, nor any affiliates of the foregoing, have engaged in any transaction in the old notes during the 60 days prior to the date hereof.

In separate open market transactions on each of March 19, 2009 and March 26, 2009, we purchased for cash old notes with an aggregate principal amount of $1,660,000 for an aggregate price of $679,015.

On March 27, 2009, we consummated a privately negotiated transaction with a holder of old notes pursuant to which such holder exchanged old notes in an aggregate principal amount of $10,333,000 for new notes in an aggregate principal amount of $10,333,000 plus a cash payment equal to the accrued and unpaid interest on the exchanged old notes.

On March 27, 2009, we consummated a privately negotiated transaction with a holder of old notes pursuant to which we purchased for cash old notes in an aggregate principal amount of $5,167,000 for a purchase price of $3,875,250.

AGREEMENT CONCERNING TENDER OF OLD NOTES

We have entered into an agreement with Tradewinds Global Investors, LLC, an investment advisor (“Tradewinds”), which provides, among other things, that Tradewinds will instruct, and use its commercially reasonable efforts to cause, all of its client accounts to irrevocably tender pursuant to the exchange offer all old notes beneficially owned by such client accounts in accordance with the terms and conditions of the exchange offer as set forth in this offering circular. The agreement, and the obligations of the parties thereunder, terminates on the first to occur of:

•	our revocation of the exchange offer; and

•	the first time at which we accept for exchange and payment any outstanding old notes pursuant to the exchange offer.

Tradewinds has informed us that it advises client accounts that, as of April 17, 2009, beneficially owned $31,203,000 in aggregate principal amount of outstanding old notes. Such amount represents approximately 93.7% of the aggregate principal amount of all old notes then outstanding.

EXCHANGE AGENT

The Bank of New York Mellon Trust Company, N.A. has been appointed as the exchange agent for the exchange offer. We have agreed to pay the exchange agent reasonable and customary fees for its services. All completed letters of transmittal and agent’s messages should be directed to the exchange agent at one of the addresses set forth below. All questions regarding the procedures for tendering in the exchange offer and requests for assistance in tendering your old notes also should be directed to the exchange agent at one of the following telephone numbers or addresses:

By Registered or Certified Mail, Overnight Courier or Hand Delivery:	By Facsimile:	For Information Call:

The Bank of New York Mellon Corporation Corporate Trust Operations Reorganization Unit 101 Barclay Street - 7 East New York, New York 10286 Attn: Mrs. Evangeline R. Gonzales	(212) 298-1915 Attention: Mrs. Evangeline R. Gonzales Confirm by telephone: (212) 815-3738	Mrs. Evangeline R. Gonzales (212) 815-3738

We will bear the fees and expenses relating to the exchange offer. We are making the principal solicitation by mail and overnight courier. However, where permitted by applicable law, additional solicitations may be made by facsimile, telephone, email or in person by our officers and regular employees and those of our affiliates. We will also pay the exchange agent reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses. We will indemnify the exchange agent against certain liabilities and expenses in connection with the exchange offer, including liabilities under the federal securities laws.

MISCELLANEOUS

We are not aware of any jurisdiction in the United States in which the making of the exchange offer is not in compliance with applicable law. If we become aware of any such jurisdiction in the United States in which the making of the exchange offer would not be in compliance with applicable law, we will make a reasonable good faith effort to comply with any such law. If, after such reasonable good faith effort, we cannot comply with any such law, the exchange offer will not be made to (nor will surrenders of old notes for exchange in connection with the exchange offer be accepted from or on behalf of) the owners of old notes residing in such jurisdiction.

No person has been authorized to give any information or make any representations other than those contained or incorporated by reference herein or in the accompanying letter of transmittal and other materials, and, if given or made, such information or representations must not be relied upon as having been authorized by us, exchange agent or any other person. The statements made in this offering circular are made as of the date on the cover page of this offering circular, and the statements incorporated by reference are made as of the date of the document incorporated by reference. The delivery of this offering circular and the accompanying materials shall not, under any circumstances, create any implication that the information contained herein or incorporated by reference is correct as of a later date.

Recipients of this offering circular and the accompanying materials should not construe the contents hereof or thereof as legal, business or tax advice. Each recipient should consult its own attorney, business advisor and tax advisor as to legal, business, tax and related matters concerning the exchange offer.

LTX-CREDENCE CORPORATION

Completed letters of transmittal and any other documents required in connection with surrenders of old notes for exchange should be directed to the exchange agent as set forth below:

The exchange agent for the exchange offer is:

The Bank of New York Mellon Trust Company, N.A.

By Registered or Certified Mail, Overnight Courier or Hand Delivery:	By Facsimile:	For Information Call:

The Bank of New York Mellon Corporation Corporate Trust Operations Reorganization Unit 101 Barclay Street - 7 East New York, New York 10286 Attn: Mrs. Evangeline R. Gonzales	(212) 298-1915 Attention: Mrs. Evangeline R. Gonzales Confirm by telephone: (212) 815-3738	Mrs. Evangeline R. Gonzales (212) 815-3738

If you have questions regarding the exchange offer, require assistance in tendering your old notes or require additional copies of the offering circular or the letter of transmittal, please contact The Bank of New York Mellon Trust Company, N.A., the exchange agent for the exchange offer, at the telephone number or the address listed above. Holders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the exchange offer.